As filed with the Securities and Exchange Commission on August 21, 2020
Registration No. 333-238990
Registration No. 333-239399

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
POST-EFFECTIVE AMENDMENT NO. 1
TO FORM F-1
ON FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________
CASTOR MARITIME INC.
(Exact name of Registrant as specified in its charter)
________________________

The Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification Number)

Castor Maritime Inc. Attn: Petros Panagiotidis 223 Christodoulou Chatzipavlou Street Hawaii Royal Gardens, 3036 Limassol Cyprus + 357 25 357 767	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. Edward S. Horton, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address and telephone number of Registrant's principal executive offices)	(Name, address and telephone number of agent for service)
________________________
Copies to:
Gary J. Wolfe, Esq.
Edward S. Horton, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
(212) 574‑1200 (telephone number)
(212) 480‑8421 (facsimile number)
________________________
Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective as determined by market conditions and other factors.
If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ⌧
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ⌧
† The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Castor Maritime Inc., or the Company, filed with the U.S. Securities and Exchange Commission, or the Commission, (i) a registration statement on Form F-1 (File No. 333-238990) on June 5, 2020, which was amended by pre-effective amendments filed on June 22, 2020 and June 23, 2020 and declared effective on June 23, 2020 and was further supplemented on June 30, 2020, July 9, 2020, July 29, 2020 and August 14, 2020 and (ii) a registration statement on Form F-1 MEF (File No. 333-239399) filed on June 23, 2020 that became effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933, as amended, or the Securities Act. We refer to these registration statements as the "Registration Statements." Pursuant to Rule 429 under the Securities Act, the prospectuses contained in the Registration Statements have been combined into the prospectus contained in this Post-Effective Amendment No. 1 to Form F-1 on Form F-3. Accordingly, this Post-Effective Amendment No. 1 to Form F-1 on Form F-3 amends both of the Registration Statements.
The Registration Statements covered the offering of an aggregate of 51,400,000 units consisting of one common share or pre-funded warrant and one Class A Warrant to purchase one common share, which units separated immediately upon their issuance. Each Class A Warrant was exercisable upon its issuance and expires five years after the issuance date. The Company granted the underwriters an option for a period of up to 30 days to purchase up to 7,710,000 additional common shares (or pre-funded warrants in lieu thereof) and/or up to 7,710,000 Class A Warrants. The underwriter fully exercised this over-allotment option and purchased an additional 7,710,000 common shares and 7,710,000 Class A Warrants.
This Post-Effective Amendment No. 1 to Form F-1 on Form F-3 (this "Post-Effective Amendment") is being filed to (i) convert the Registration Statements on Form F-1 to Form F-3 and (ii) register the common shares currently issuable on exercise of the Class A Warrants already issued and currently outstanding, consisting of an aggregate of 56,090,500 common shares. No further offering will be made pursuant to this Post-Effective Amendment. All filing fees payable in connection with the registration of the 56,090,500 common shares issuable upon exercise of the outstanding Class A Warrants were previously paid by the Company in connection with the filing of the Registration Statement.
Registration of Common Stock Upon Exercise of Class A Warrants
This Post-Effective Amendment also contains an updated prospectus relating to an aggregate of 56,090,500 common shares issuable upon exercise of the outstanding Class A Warrants previously issued in connection with the offering of initial securities under the Registration Statement, which closed on June 26, 2020, including the over-allotment exercise.

The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS
Subject to completion, dated August 21, 2020
Up to 56,090,500 Common Shares
Issuable Upon Exercise of Outstanding Class A Warrants

This prospectus relates to the issuance of up to 56,090,500 of our common shares issuable upon the exercise of 56,090,500 outstanding Class A Warrants to purchase common shares, which we refer to as the Class A Warrants. The Class A Warrants were issued in connection with a registered public offering which closed on June 26, 2020.
Each Class A Warrant has an exercise price of $0.35 per share, subject to adjustment, was exercisable upon issuance and will expire five years from issuance.
Our common shares are currently listed on the Nasdaq Capital Market, or Nasdaq, under the symbol "CTRM." On August 20, 2020, the last reported sale price of our common shares on the NASDAQ was $0.165  per share.
Investing in our securities involves a high degree of risk. Before you make an investment in our securities, you should carefully consider the section entitled "Risk Factors" beginning on page 5 of this prospectus, and the other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is               , 2020.

i

ABOUT THIS PROSPECTUS
You should rely only on the information contained and incorporated by reference into this prospectus and in any free writing prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information or to make representations other than those contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted.
We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain matters discussed herein may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.
The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance, and are not intended to give any assurance as to future results. When used in this document, the words "believe," "expect," "anticipate," "estimate," "intend," "plan," "target," "project," "likely," "may," "could" and similar expressions, terms, or phrases may identify forward-looking statements.
The forward-looking statements are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.
In addition to these assumptions and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the following:

•	general dry bulk shipping market conditions, including fluctuations in charter rates and our vessels' value;
•	our future operating or financial results;
•
the impact of public health threats and outbreaks of highly communicable diseases, including the length and severity of the recent worldwide novel coronavirus and related disease pandemic (which we refer to herein as COVID-19);

•	our ability to procure or have access to financing, our liquidity and the adequacy of cash flows for our operations;
•	our ability to successfully employ our vessels;
•	changes in demand in the dry bulk shipping industry, including the market for our vessels;
•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;
•	our ability to meet requirements for additional capital and financing to grow our business;
•	planned or pending acquisitions, business strategy and expected capital spending or operating expenses, including dry-docking, surveys, upgrades and insurance costs;
•	changes in governmental rules and regulations or actions taken by regulatory authorities;
•	our expectations regarding the availability of vessel acquisitions and our ability to complete acquisition transactions as planned;
•	Vessel breakdowns and instances of off-hire;

•	potential conflicts of interest involving members of our board of directors, or the Board, and senior management;
•	potential liability from pending or future litigation;
•	potential exposure or loss from investment in derivative instruments;
•	forecasts of our ability to make cash distributions on our common units or any increases in our cash distributions;
•	our ability to make additional borrowings and to access debt and equity markets;
•	the strength of world economies;
•	stability of Europe and the Euro;
•	fluctuations in interest rates and foreign exchange rates;
•	changes in seaborne and other transportation;
•	our increasing general and administrative expenses as a publicly traded company and our fees and expenses payable under the vessel management agreement with our Manager;
•	general domestic and international political conditions;
•	our business strategy and other plans and objectives for future operations;
•	termination dates and extensions of charters; and
•	potential disruption of shipping routes due to accidents or political events.

Any forward-looking statements contained herein are made only as of the date of this prospectus, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all or any of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

ENFORCEMENT OF CIVIL LIABILITIES
We are incorporated under the laws of the Republic of the Marshall Islands, and substantially all of our assets are located outside of the United States. Our principal executive office is located in Cyprus. In addition, all of our directors and officers are non-residents of the United States, and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Republic of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or our directors and officers. Although you may bring an original action against us or our affiliates in the courts of the Marshall Islands, and the courts of the Marshall Islands may impose civil liability, including monetary damages, against us or our affiliates for a cause of action arising under Marshall Islands law, it may be impracticable for you to do so.
v

PROSPECTUS SUMMARY
This summary highlights certain information that appears elsewhere in this prospectus or in documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein. As an investor or prospective investor, you should also review carefully the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in this prospectus and in our annual report on Form 20-F for the year ended December 31, 2019, filed with the Commission on March 31, 2020, or our Annual Report.
Unless the context otherwise requires, as used in this prospectus, the terms "Company," "we," "us," and "our" refer to Castor Maritime Inc. and all of its subsidiaries, and "Castor Maritime Inc." refers only to Castor Maritime Inc. and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of our vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Unless otherwise indicated, all references in this prospectus to "$" or "dollars" are to U.S. dollars, and financial information presented in this prospectus is derived from the financial statements incorporated by reference in this prospectus that were prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.
Our Company
We are a growth-oriented global shipping company that was incorporated in the Republic of the Marshall Islands in September 2017 for the purpose of acquiring, owning, chartering and operating dry bulk vessels. Currently, we are a provider of worldwide seaborne transportation services for dry bulk cargo, including, among others, iron ore, coal and grain, collectively referred to as "major bulks," and steel products, fertilizers, cement, bauxite, sugar and scrap metal, collectively referred to as "minor bulks".
Our Fleet
As of the date of this prospectus, we own a fleet which consists of four dry bulk carriers with an average age of 16.0 years and have a carrying capacity of 301,959 dead weight tons (dwt), which we refer to collectively as our "Fleet". On August 8, 2020, we took delivery of our fourth vessel, the Magic Rainbow and, on August 12, 2020, the Magic Rainbow commenced employment under a period time charter with an expected term of minimum three months and up to a maximum of five months at a gross daily charter hire rate of $10,300. On July 28, 2020, we, through a separate wholly-owned subsidiary, entered into an agreement to purchase a 2010 Japanese-built Panamax dry bulk carrier which we expect to take delivery of either at the end of the third quarter or the beginning of the fourth quarter of 2020, subject to the satisfaction of certain customary closing conditions. Our commercial strategy primarily focuses on deploying our Fleet under a mix of period time charters and spot charters according to our assessment of market conditions, adjusting the mix of these charters to take advantage of the relatively stable cash flows and high utilization rates associated with period time charters or to profit from attractive spot charter rates during periods of strong charter market conditions.
The following table summarizes key information about our Fleet as of the date of this prospectus:
Vessel Name	Year Built	Capacity (dwt)	Type of Charter	Delivered to Castor	Earliest Charter Expiration	Latest Charter Expiration
Magic P	2004	76,453	Time charter (1)	February 2017	December 2020	March 2021
Magic Sun	2001	75,311	Time charter (2)	September 2019	November 2020	December 2020
Magic Moon	2005	76,602	Time charter (3)	October 2019	September 2020	October 2020
Magic Rainbow	2007	73,593	Time charter (4)	August 2020	November 2020	January 2021

(1)
On July 9, 2020, the Magic P commenced a new time charter agreement with Oldendorff Carriers GMBH & Co. KG Luebeck with duration of a minimum of five (5) months up to a maximum of eight (8) months and a gross daily hire rate of $9,000.

(2)
On August 15, 2020, the Magic Sun commenced employment under a time charter with Ausca Shipping Limited at a daily gross hire rate of $12,500. The charter agreement has an expected duration of a minimum of three (3) months up to a maximum of four (4) months.

(3)
On July 29, 2020, the Magic Moon commenced employment under a new charter contract with Cofco International Freight S.A. for a time charter with an approximate duration of 60 days at a gross daily hire rate of $9,000.

(4)
On August 12, 2020, the Magic Rainbow commenced employment under a charter party contract with an expected term of a minimum of three (3) months that can extend up to a maximum of five (5) months, at a daily gross hire rate of $10,300.

Recent Developments
Announcement of Financial Results for the First Quarter of 2020

On June 2, 2020, we announced our financial results for the three months ended March 31, 2020.

•	Revenues, net: $2.7 million for the three months ended March 31, 2020, as compared to $0.9 million for the three months ended March 31, 2019, respectively;
•	Operating income: $0.6 million for the three months ended March 31, 2020, as compared to $0.05 million for the three months ended March 31, 2019, respectively;
•	Net (loss)/income: Net loss of $259,868 for the three months ended March 31, 2020, as compared to net income of $55,969 for the three months ended March 31, 2019, respectively;
•	Loss per share: $0.07 loss per share for the three months ended March 31, 2020, as compared to a loss per share of $0.10 for the three months ended March 31, 2019, respectively; and
•	Cash and restricted cash of $13.4 million as of March 31, 2020.
We cannot assure you that our results for the three months ended March 31, 2020 will be indicative of our financial results for future interim periods or for the full year ending December 31, 2020.

Equity Transactions
On June 23, 2020, we entered into an agreement with Maxim Group, LLC, or Maxim, acting as underwriter pursuant to which we offered 59,110,000 units, each unit consisting of (i) one common share, par value $0.001 per share (a "Common Share") or a pre-funded warrant to purchase one Common Share at an exercise price equal to $0.01 per Common Share (a "Pre-Funded Warrant"), and (ii) one Class A Warrant to purchase one Common Share (a "Class A Warrant"), for $0.35 per unit (or $0.34 per unit including a pre-funded warrant). In connection with this offering, we have received gross proceeds amounting to $20.7 million.
On July 12, 2020, we entered into the Securities Purchase Agreement, with certain unaffiliated institutional investors for the issuance of an aggregate of 57,750,000 of our common shares in a registered direct offering of, or the Registered Offering. Concurrently with the Registered Offering and pursuant to the Securities Purchase Agreement, we also concluded a private placement whereby we issued and sold warrants to purchase up to 57,750,000 of our common shares, or the Warrants. Maxim served as the placement agent for the Registered Offering and the private placement pursuant to a placement agency agreement between Maxim and us.
Vessel Acquisitions
On June 30, 2020, we entered into an agreement to purchase a 2007 Chinese-built Panamax dry bulk carrier, the M/V Magic Rainbow, for a purchase price of $7.85 million from an unaffiliated third-party seller. We took delivery of the Magic Rainbow on August 8, 2020. On August 12, 2020, the Magic Rainbow commenced employment under a charter party contract with Oldendorff Carriers GMBH & Co KG. The charter has a daily gross hire rate of $10,300 and an expected term of a minimum of three months and up to a maximum of five months.
On July 28, 2020, we entered into an agreement to purchase a 2010 Japanese-built Panamax dry bulk carrier for a purchase price of $12.75 million from an unaffiliated third party seller. The acquisition is expected to be consummated by taking delivery of the vessel either at the end of the third quarter or the beginning of the fourth quarter of 2020.

Corporate Information
We were incorporated under the laws of the Republic of the Marshall Islands in September 2017. Our registered office in the Marshall Islands is located at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. Our registered agent in the Republic of the Marshall Islands at such address is The Trust Company of the Marshall Islands, Inc. Our principal executive office is located at 223 Christodoulou Chatzipavlou Street, Hawaii Royal Gardens, 3036 Limassol, Cyprus. Our principal executive office telephone number is + 357 25 357 767. Our corporate website address is www.castormaritime.com. The information contained on our website does not constitute part of this prospectus. The Commission maintains a website that contains reports, proxy and information statements, and other information that we file electronically at www.sec.gov.

THE OFFERING

Common shares presently outstanding	131,212,376 common shares (1)

Common shares offered by us
Up to 56,090,500 of our common shares issuable from time to time upon exercise of the Class A Warrants. See "Description of Share Capital." The Class A Warrants are exercisable immediately upon issuance and will expire on June 25, 2025.

Common shares to be outstanding immediately after the exercise of the Class A Warrants	187,302,876 common shares, assuming the Class A Warrants are exercised in full.

Use of proceeds
We estimate that we will receive net proceeds of approximately $19.6 million if all of the Class A Warrants are exercised in full on a cash basis. We intend to use the net proceeds from the exercise of the Class A Warrants for capital expenditures, working capital, to make vessel or other asset acquisitions or for other general corporate purposes, or a combination thereof. None of the proceeds from the exercise of the Class A Warrants will be used to repay related party debt. It is possible that some or all of the Class A Warrants may expire and may never be exercised. See "Use of Proceeds".

Risk factors
Investing in our securities is highly speculative and involves a high degree of risk. We urge you to consider carefully the "Risk Factors" set forth below, beginning on page 5, and those set forth in our Annual Report, which is incorporated by reference herein, before investing in our securities.

Listing	Our common shares currently trade on the Nasdaq under the symbol "CTRM" and on the Norwegian OTC, or the NOTC, under the symbol "CASTOR".

 (1) As of August 20, 2020.

RISK FACTORS
An investment in our securities is highly speculative and involves a high degree of risk. Before deciding to invest in our securities, you should carefully consider the risks described below and all of the other information contained or incorporated by reference into this prospectus. These risks and uncertainties are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition, results of operations and future growth prospects could be materially adversely affected. In that case, you may lose all or part of your investment in the securities.

Risks Related to Our Industry

Charter hire rates for dry bulk vessels are volatile and have declined significantly since their historic highs and may remain at low levels or decrease in the future, which may adversely affect our earnings, revenues and our profitability.

The dry bulk shipping industry is cyclical with attendant volatility in charter hire rates and profitability. The current downturn in the dry bulk charter market, from which we derive and plan to continue to derive our revenues, has severely affected the entire dry bulk shipping industry. The degree of charter hire rate volatility among different types of dry bulk vessels has varied widely, and charter hire rates for dry bulk vessels have declined significantly from historically high levels. For example, in the past, time charter and spot market rates for dry bulk vessels have declined below operating costs of vessels. The Baltic Dry Index, or BDI, declined from a high of 11,793 in May 2008 to a low of 290 in February 10, 2016, which represents a decline of 98%. In 2019, the BDI ranged from a low of 595 on February 11, 2019 to a high of 2,518 on September 4, 2019, and during 2020 the BDI has ranged from a low of 393 on May 14, 2020 to a high of 1,956 on July 6, 2020.
Fluctuations in charter rates result from changes in the supply and demand for vessel capacity and changes in the supply and demand for the major commodities carried by water internationally. Because the factors affecting the supply and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in charter rates are also unpredictable.
Furthermore, a significant decrease in charter rates would cause asset values to decline, and we may have to record an impairment charge in our consolidated financial statements which could adversely affect our financial results. Because the market value of our vessels may fluctuate significantly, we may also incur losses when we sell vessels, which may adversely affect our earnings. If we sell vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the vessel's carrying amount in our financial statements, resulting in a loss and a reduction in earnings.
Factors that influence demand for vessel capacity include:

•	supply of and demand for energy resources, commodities, semi-finished and finished consumer and industrial products;
•	changes in the exploration or production of energy resources, commodities, semi-finished and finished consumer and industrial products;
•	the location of regional and global exploration, production and manufacturing facilities;
•	the location of consuming regions for energy resources, commodities, semi-finished and finished consumer and industrial products;
•	the globalization of production and manufacturing;
•
global and regional economic and political conditions and developments, including armed conflicts, terrorist activities, trade wars, public health threats, global pandemics such as the recent worldwide novel COVID-19 pandemic that has disrupted the markets worldwide, tariffs, embargoes and strikes;

•	developments in international trade;
•	changes in seaborne and other transportation patterns leading to repositioning and distances cargo is transported by sea;
•	environmental and other regulatory developments;
•	currency exchange rates; and
•	the weather.

Demand for our vessels is dependent upon economic growth in the world's economies, seasonal and regional changes in demand, changes in the capacity of the global dry bulk fleet and the sources and supply of dry bulk cargo transported by sea. Given the large number of new dry bulk vessels currently on order with shipyards, the capacity of the global dry bulk vessels fleet seems likely to increase and economic growth may not resume in areas that have experienced a recession or continue in other areas. As such, adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.
Factors that influence the supply of vessel capacity include:
•	number of newbuilding orders and deliveries;
•	the number of shipyards and ability of shipyards to deliver vessels;
•	port and canal congestion;
•	scrapping of older vessels;
•	speed of vessels being operated;
•	vessel casualties; and
•	number of vessels that are out of service or laid up.

In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance costs, insurance coverage costs, the efficiency and age profile of the existing dry bulk fleet in the market, and government and industry regulations of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.
Global economic conditions may continue to negatively impact the dry bulk shipping industry.
In the current global economy, operating businesses are faced with tightening credit, weak demand for goods and services, and weak international liquidity conditions. There has similarly been a general decline in the willingness by banks and other financial institutions to extend credit, particularly in the shipping industry, due to the historically volatile asset values of vessels. As the shipping industry is highly dependent on the availability of credit to finance and expand operations, it has been negatively affected by this decline. In particular, lower demand for dry bulk cargoes as well as diminished trade credit available for the delivery of such cargoes have led to decreased demand for dry bulk vessels, creating downward pressure on charter rates and vessel values. Any further weakening in global economic conditions may have a number of adverse consequences for dry bulk and other shipping sectors, including, among other things:
•	low charter rates, particularly for vessels employed on short-term time charters or in the spot market;
•	decreases in the market value of dry-bulk vessels and limited second-hand market for the sale of vessels;
•	limited financing for vessels;
•	widespread loan covenant defaults; and
•	declaration of bankruptcy by certain vessel operators, vessel owners, shipyards and charterers.

The occurrence of one or more of these events could have a material adverse effect on our business, results of operations, cash flows and financial condition.
We are exposed to volatility in the London Interbank Offered Rate or LIBOR, and we may enter into derivative contracts, which can result in higher than market interest rates and charges against our income. If volatility in LIBOR occurs, it could affect our profitability, earnings and cash flow.
LIBOR is the subject of recent national, international and other regulatory guidance and proposals for reform. These reforms and other pressures may cause LIBOR to be eliminated or to perform differently than in the past. The consequences of these developments cannot be entirely predicted, but could include an increase in the cost of our variable rate indebtedness and obligations. The amount outstanding under our senior secured credit facility has been, and amounts under additional credit facilities that we have entered after December 31, 2019 or may enter in the future will generally be, advanced at a floating rate based on LIBOR, which has been volatile in prior years, which can affect the amount of interest payable on our debt, and which, in turn, could have an adverse effect on our earnings and cash flow. In addition, in recent years, LIBOR has been at relatively low levels, and may rise in the future as the current low interest rate environment comes to an end. Our financial condition could be materially adversely affected at any time that we have not entered into interest rate hedging arrangements to hedge our exposure to the interest rates applicable to our credit facilities and any other financing arrangements we may enter into in the future. Moreover, we currently do not have any derivative instruments but even if we enter into interest rate swaps or other derivative instruments for purposes of managing our interest rate exposure, our hedging strategies may not be effective and we may incur substantial losses.
LIBOR has historically been volatile, with the spread between LIBOR and the prime lending rate widening significantly at times. These conditions are the result of the disruptions in the international credit markets. Because the interest rates borne by our variable interest bearing outstanding indebtedness fluctuate with changes in LIBOR, if this volatility were to occur, it would affect the amount of interest payable on our variable interest debt, which in turn, could have an adverse effect on our profitability, earnings and cash flow.
Furthermore, the calculation of interest in most financing agreements in our industry has been based on published LIBOR rates. Due in part to uncertainty relating to the LIBOR calculation process in recent years, it is likely that LIBOR will be phased out in the future. As a result, lenders have insisted on provisions that entitle the lenders, in their discretion, to replace published LIBOR as the base for the interest calculation with their cost-of-funds rate. If we are required to agree to such a provision in our existing or future financing agreements, our lending costs could increase significantly, which would have an adverse effect on our earnings and cash flow
In addition, the banks currently reporting information used to set LIBOR will likely stop such reporting after 2021, when their commitment to reporting information ends. The Alternative Reference Rate Committee, a committee convened by the Federal Reserve that includes major market participants, has proposed an alternative rate to replace U.S. Dollar LIBOR: the Secured Overnight Financing Rate, or "SOFR." The impact of such a transition from LIBOR to SOFR could be significant for us.
We currently have no interest rate derivatives in place. However, in order to manage our exposure to interest rate fluctuations, we may in the future from time to time use interest rate derivatives to effectively fix some of our floating rate debt obligations. No assurance can however be given that the use of these derivative instruments, if any, may effectively protect us from adverse interest rate movements. The use of interest rate derivatives may affect our results through mark to market valuation of these derivatives. Also, adverse movements in interest rate derivatives may require us to post cash as collateral, which may impact our free cash position. Interest rate derivatives may also be impacted by the transition from LIBOR to SOFR or other alternative rates. Entering into swaps and derivatives transactions is inherently risky and presents various possibilities for incurring significant expenses. Such risk may have an adverse effect on our financial condition and results of operations.

The over-supply of dry bulk vessel capacity may continue to prolong or further depress the current low charter rates, which may limit our ability to operate our dry bulk vessels profitably.
The supply of dry bulk vessels has outpaced vessel demand growth over the past few years, thereby causing downward pressure on charter rates. As of July 2020, the newbuilding orderbook stood at approximately 7.35% of the existing fleet capacity. Until the new supply of vessels is fully absorbed by the market, charter rates may continue to be under pressure in the near to medium term, which may limit our ability to operate our dry bulk vessels profitably.

Our vessels have operated under time charters but may be placed on spot charters in the future and any decrease in spot charter rates may adversely affect our earnings, profitability and cash flows.
Our vessels have historically operated under time charters but may be placed on the spot market in the future, exposing us to fluctuations in spot market charter rates. Further, we may employ any additional vessels that we acquire in the spot market.
Although the number of vessels in our Fleet that may participate in the spot market will vary from time to time, we anticipate that some portion of our Fleet will participate in this market at some point in time. As a result, our financial performance will be significantly affected by conditions in the dry bulk spot market and only our vessels that may operate under fixed-rate time charters may, during the period such vessels operate under such time charters, provide a fixed source of revenue to us.
Historically, the dry bulk markets have been volatile as a result of the many conditions and factors that can affect the price, supply of and demand for dry bulk capacity. The weak global economic trends may further reduce demand for transportation of dry bulk cargoes over longer distances, which may materially affect our revenues, profitability and cash flows. The spot charter market may fluctuate significantly based upon supply of and demand of vessels and cargoes. The successful operation of our vessels in the competitive spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. The spot market is very volatile, and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. If future spot charter rates decline, then we may be unable to operate our vessels which may trade in the spot market profitably, or meet our debt and other working capital obligations. Furthermore, as charter rates for spot charters are fixed for a single voyage, which may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such increases.
Risks involved with operating ocean-going vessels could affect our business and reputation, which could have a material adverse effect on our results of operations and financial condition.
The operation of an ocean-going vessel carries inherent risks. These risks include the possibility of:
•	a marine disaster;
•	terrorism;
•	environmental accidents;
•	cargo and property losses and damage; and
•	business interruptions caused by mechanical failure, human error, war, terrorism, piracy, political action in various countries, labor strikes, or adverse weather conditions.

Any of these circumstances or events could increase our costs or lower our revenues. The involvement of our vessels in an oil spill or other environmental disaster may harm our reputation as a safe and reliable dry bulk operator, which could have a material adverse effect on our results of operations and financial condition.
World events could affect our operations and financial results.
Past terrorist attacks, as well as the threat of future terrorist attacks around the world, continue to cause uncertainty in the world's financial markets and may affect our business, operating results and financial condition. Continuing conflicts, instability and other recent developments in the Middle East and elsewhere, and the presence of U.S. or other armed forces in Afghanistan and Syria, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. Any of these occurrences could have a material adverse impact on our business, financial condition and results of operations.
We face risks attendant to changes in economic and regulatory conditions around the world.
We face risks attendant to changes in economic environments, changes in interest rates, instability in the banking and securities markets and trade regulations around the world, among other factors. Major market disruptions and adverse changes in market conditions and regulatory climate in China, the United States and worldwide may adversely affect our business or impair our ability to borrow amounts under any future financial arrangements.

For example, the economic slowdown in the Asia-Pacific region, especially in China, could negatively affect global economic markets and the market for dry bulk shipping. Chinese dry bulk imports have accounted for the majority of global dry bulk transportation growth annually over the last decade, with recent demand growth driven by stronger iron ore and coal imports into China. Before the global economic financial crisis that began in 2008, China had one of the world's fastest growing economies in terms of gross domestic product, or GDP, which had a significant impact on shipping demand. The growth rate of China's GDP for the year ended December 31, 2019, was 6.1%, down from a growth rate of 6.6% for the year ended December 31, 2018, but remaining well below pre-2008 levels. As of June 2020, the International Monetary Fund ("IMF") projected that the growth rate of China's GDP for the year ended December 31, 2020 will drop to 1.0% as a result of the COVID-19 pandemic. China and other countries in the Asia Pacific region may continue to experience slowed or even negative economic growth in the future. Our financial condition and results of operations, as well as our future prospects, would likely be hindered by a continuing or worsening economic downturn in any of these countries or geographic regions. Furthermore, there is a rising threat of a Chinese financial crisis resulting from massive personal and corporate indebtedness and "trade wars". The IMF has warned that continuing trade tensions, including significant tariff increases, between the United States and China are expected to result in a 0.8% cumulative reduction of global GDP in 2020. We cannot assure you that the Chinese economy will not experience a significant contraction in the future.
Over the past several years, the credit markets in the United States and Europe have remained contracted, deleveraged and less liquid, and the U.S. federal and state governments and European authorities have implemented governmental action and/or new regulation of the financial markets and may implement additional regulations in the future. Global financial markets have been, and continue to be, disrupted and volatile. Beginning in February 2020, due mainly to the COVID-19 pandemic, global financial markets, including in the U.S. experienced volatility and a steep and abrupt downturn. The ultimate impact on the global financial markets and the disruption to the global economy are dependent on, among other things, the length and severity of the COVID-19 pandemic. Potential adverse developments in the outlook for the United States or European countries, or market perceptions concerning these and related issues, could reduce the overall demand for dry bulk cargoes and for our service, which could negatively affect our financial position, results of operations and cash flow. Economic conditions and the economic slow-down resulting from COVID-19 and the international governmental responses to the virus may also adversely affect the market price of our common shares.
Further, governments may turn and have turned to trade barriers to protect their domestic industries against foreign imports, thereby depressing shipping demand. In particular, leaders in the United States and China have implemented certain increasingly protective trade measures which have been somewhat mitigated by the recent trade deal (first phase trade agreement) between U.S. and China which requires the purchase of over USD 50 billion of Chinese energy products including crude oil. Additionally, in March 2018, President Trump announced tariffs on imported steel and aluminum into the United States that could have a negative impact on international trade generally and dry bulk shipping specifically and in January 2019, the United States announced sanctions against Venezuela, which may have an effect on its oil output and in turn affect global oil supply. There have also been continuing trade tensions, including significant tariff increase, between the United States and China. Protectionist developments, or the perception that they may occur, may have a material adverse effect on global economic conditions, and may significantly reduce global trade. Moreover, increasing trade protectionism may cause an increase in (a) the cost of goods exported from regions globally, particularly the Asia-Pacific region, (b) the length of time required to transport goods and (c) the risks associated with exporting goods. Such increases may significantly affect the quantity of goods to be shipped, shipping time schedules, voyage costs and other associated costs, which could have an adverse impact on our charterers' business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. This could have a material adverse effect on our business, results of operations, financial condition and our ability to pay any cash distributions to our stockholders.
Trade actions initiated by the U.S. imposing tariffs on imports have been met with retaliatory tariffs by other countries, adding a level of tension and uncertainty to the global economic environment. In November 2018, the U.S., Mexico and Canada executed the U.S.-Mexico-Canada Agreement, or the USMCA, the successor agreement to the North American Free Trade Agreement, or NAFTA. The agreement includes the imposition of tariffs on vehicles that do not meet regional raw material (steel and aluminum), part and labor content requirements. The agreement was ratified by the U.S. in January 2020.
While global economic conditions have generally improved, renewed adverse economic and governmental factors, together with the concurrent volatility in charter rates and vessel values, may have a material adverse effect on our results of operations, financial condition and cash flows and could cause the price of our common shares to decline. An extended period of deterioration in the outlook for the world economy could reduce the overall demand for our services and could also adversely affect our ability to obtain financing on acceptable terms or at all.

Global economic conditions may continue to negatively impact the dry bulk shipping industry.
Since the beginning of the calendar year 2020, the outbreak of COVID-19 has resulted in the implementation of numerous actions by governments and governmental agencies in an attempt to mitigate the spread of the virus. These measures have resulted in a significant reduction in global economic activity and extreme volatility in the global financial markets. If the COVID-19 pandemic continues on a prolonged basis or becomes more severe, the adverse impact on the global economy and the rate environment for dry bulk and other cargo vessels may deteriorate further and our operations and cash flows may be negatively impacted. In addition, a prolonged negative rate environment could result in the value of our vessels being impaired which could in turn impair our ability to borrow money and to access credit and capital markets in the future. Even prior to the recent outbreak and resulting disruption of COVID-19, global financial markets and economic conditions have been, and continue to be, volatile. Relatively weak global economic conditions during periods of volatility have and may continue to have a number of adverse consequences for dry bulk and other shipping sectors, including, among other things:
•	low charter rates, particularly for vessels employed on short-term time charters or in the spot market;
•	decreases in the market value of dry bulk vessels and limited second-hand market for the sale of vessels;
•	limited financing for vessels;
•	widespread loan covenant defaults; and
•	declaration of bankruptcy by certain vessel operators, vessel owners, shipyards and charterers.

The occurrence of one or more of these events could have a material adverse effect on our business, results of operations, cash flows and financial condition.
The U.K.'s withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and our business.
In June 2016, a majority of voters in the U.K. elected to withdraw from the EU in a national referendum (informally known as "Brexit"), a process that the government of the U.K. formally initiated in March 2017. Since then, the U.K. and the EU negotiated the terms of a withdrawal agreement, which was approved in October 2019 and ratified in January 2020. The U.K. formally exited the EU on January 31, 2020, although a transition period remains in place until December 31, 2020, during which the U.K. will be subject to the rules and regulations of the EU while continuing to negotiate the parties' relationship going forward, including trade deals. Under the terms of the withdrawal agreement, the parties had until June 30, 2020 to agree to the extend the transition period if it was deemed necessary. No such extension was agreed prior to June 20, 2020, and there is currently no agreement in place regarding the aftermath of the withdrawal, creating significant uncertainty about the future relationship between the U.K. and the EU, including with respect to the laws and regulations that will apply as the U.K. determines which EU-derived laws to replace or replicate following the withdrawal. Brexit has also given rise to calls for the governments of other EU member states to consider withdrawal. These developments and uncertainties, or the perception that any of them may occur, have had and may continue to have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Any of these factors could depress economic activity and restrict our access to capital, which could have a material adverse effect on our business and on our consolidated financial position, results of operations and our ability to pay distributions. Additionally, Brexit or similar events in other jurisdictions, could impact global markets, including foreign exchange and securities markets; any resulting changes in currency exchange rates, tariffs, treaties and other regulatory matters could in turn adversely impact our business and operations.
Brexit contributes to considerable uncertainty concerning the current and future economic environment. Brexit could adversely affect European or worldwide political, regulatory, economic or market conditions and could contribute to instability in global political institutions, regulatory agencies and financial markets.

Changes in the economic and political environment in China and policies adopted by the government to regulate its economy may have a material adverse effect on our business, financial condition and results of operations.
The Chinese economy differs from the economies of western countries in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, bank regulation, currency and monetary policy, rate of inflation and balance of payments position. Prior to 1978, the Chinese economy was a "planned economy". Since 1978, increasing emphasis has been placed on the utilization of market forces in the development of the Chinese economy. Annual and five-year State Plans are adopted by the Chinese government in connection with the development of the economy. Although state-owned enterprises still account for a substantial portion of the Chinese industrial output, in general, the Chinese government is reducing the level of direct control that it exercises over the economy through State Plans and other measures. There is an increasing level of freedom and autonomy in areas such as allocation of resources, production, pricing and management and a gradual shift in emphasis to a "market economy" and enterprise reform. Limited price reforms were undertaken with the result that prices for certain commodities are principally determined by market forces. In addition, economic reforms may include reforms to the banking and credit sector and may produce a shift away from the export-driven growth model that has characterized the Chinese economy over the past few decades. Many of the reforms are unprecedented or experimental and may be subject to revision, change or abolition based upon the outcome of such experiments. The level of imports to and exports from China could be adversely affected by the failure to continue market reforms or changes to existing pro-export economic policies. The level of imports to and exports from China may also be adversely affected by changes in political, economic and social conditions (including a slowing of economic growth) or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions, internal political instability, changes in currency policies, changes in trade policies and territorial or trade disputes. A decrease in the level of imports to and exports from China could adversely affect our business, operating results and financial condition.
We may not be able to obtain financing on acceptable terms, which may negatively impact our planned growth.
As a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the ability to obtain money from the credit markets has become more difficult as many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases ceased, to provide funding to borrowers. Due to these factors, we cannot be certain that financing will be available if needed and to the extent required, on acceptable terms. If financing is not available when needed, or is available only on unfavorable terms, we may be unable to enhance our existing business, complete additional vessel acquisitions or otherwise take advantage of business opportunities as they arise.
Acts of piracy on ocean-going vessels could adversely affect our business.
Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Indian Ocean and in the Gulf of Aden off the coast of Somalia and, in particular, the Gulf of Guinea region off Nigeria, which experienced increased incidents of piracy in 2019. Sea piracy incidents continue to occur, increasingly in the Sulu Sea and the Gulf of Guinea, with dry bulk vessels and tankers particularly vulnerable to such attacks. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping. The perception that our vessels are a potential piracy or terrorist target could have a material adverse impact on our business, financial condition and results of operations.
Further, if these piracy attacks occur in regions in which our vessels are deployed that insurers characterize as "war risk" zones or by the Joint War Committee as "war and strikes" listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain, if available at all. In addition, crew costs, including costs that may be incurred to the extent we employ on-board security guards, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability of insurance for our vessels, could have a material adverse impact on our business, results of operations, cash flows and financial condition, and this may result in loss of revenues, increased costs and decreased cash flows to our customers, which could impair their ability to make payments to us under our charters.

Political instability, terrorist attacks, international hostilities and global public health threats can affect the seaborne transportation industry, which could adversely affect our business.
We conduct most of our operations outside of the United States, and our business, results of operations, cash flows, financial condition and ability to pay dividends, if any, in the future may be adversely affected by changing economic, political and government conditions in the countries and regions where our vessels are employed or registered. Moreover, we operate in a sector of the economy that is likely to be adversely impacted by the effects of political conflicts, including the current political instability in the Middle East and the South China Sea region and other geographic countries and areas, geopolitical events such as Brexit, terrorist or other attacks, and war (or threatened war) or international hostilities, such as those between the United States and North Korea or Iran, or between the Houthi and Arab counties in Yemen, or internally in Libya, and stabilizing growth in China, as well as rapidly growing public health concerns stemming from the COVID-19 pandemic.  Terrorist attacks such as those in Paris on November 13, 2015, Manchester on May 22, 2017, as well as the frequent incidents of terrorism in the Middle East, and the continuing response of the United States and others to these attacks, as well as the threat of future terrorist attacks around the world, continues to cause uncertainty in the world's financial markets and may affect our business, operating results and financial condition. Continuing conflicts and recent developments in the Middle East, including increased tensions between the U.S. and Iran, as well as the presence of U.S. or other armed forces in Iraq, Syria, Afghanistan and various other regions, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. As a result of the above, insurers have increased premiums and reduced or restricted coverage for losses caused by terrorist acts generally. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs. Additionally, Brexit, or similar events in other jurisdictions, could impact global markets, including foreign exchange and securities markets; any resulting changes in currency exchange rates, tariffs, treaties and other regulatory matters could in turn adversely impact our business and operations.
Further, governments may turn and have turned to trade barriers to protect their domestic industries against foreign imports, thereby depressing shipping demand. In particular, leaders in the United States and China have implemented certain increasingly protective trade measures. The results of the 2016 presidential election and the potential results of the upcoming 2020 presidential election in the United States have created significant uncertainty about the future relationship between the United States, China and other exporting countries, including with respect to trade policies, treaties, government regulations and tariffs. For example, in March 2018, President Trump announced tariffs on imported steel and aluminum into the United States that could have a negative impact on international trade generally and, in January 2019, the United States announced expanded sanctions against Venezuela, which may have an effect on its oil output and, in turn, affect global oil supply. There have also been continuing trade tensions, including significant tariff increases, between the United States and China. Protectionist developments, or the perception that they may occur, may have a material adverse effect on global economic conditions, and may significantly reduce global trade. Moreover, increasing trade protectionism may cause an increase in (i) the cost of goods exported from regions globally, (ii) the length of time required to transport goods and (iii) the risks associated with exporting goods. Such increases may significantly affect the quantity of goods to be shipped, shipping time schedules, voyage costs and other associated costs, which could have an adverse impact on our charterers' business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. This could have a material adverse effect on our business, results of operations, financial condition and our ability to pay any cash distributions to our stockholders.
In Europe, large sovereign debts and fiscal deficits, low growth prospects and high unemployment rates in a number of countries have contributed to the rise of Eurosceptic parties, which would like their countries to leave the Euro. The exit of the U.K. from the European Union and potential new trade policies in the United States further increase the risk of additional trade protectionism.
In January 2020, in response to certain perceived terrorist activity, the United States launched an airstrike in Baghdad that killed a high-ranking Iranian general, increasing hostilities between the U.S. and Iran. This attack or further escalations between the U.S. and Iran that may follow, could result in retaliation from Iran that could potentially affect the shipping industry, through increased attacks on vessels in the Strait of Hormuz (which already experienced an increased number of attacks on and seizures of vessels in 2019), or by potentially closing off or limiting access to the Strait of Hormuz, where a significant portion of the world's oil supply passes through. Any restriction on access to the Strait of Hormuz, or increased attacks on vessels in the area, could negatively impact our earnings, cash flow and results of operations.
In the past, political instability has also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia.

In addition, public health threats, such as those posed by COVID-19, influenza and other highly communicable diseases or viruses, outbreaks of which have from time to time occurred in various parts of the world in which we operate, including China, could adversely impact our operations, the timing of completion of scheduled dry-dockings and ballast water treatment system installation projects, as well as the operations of our customers.
Any of these occurrences could have a material adverse impact on our future performance, results of operations, cash flows and financial position.
Major outbreaks of diseases (such as COVID-19) and governmental responses thereto could adversely affect our business.
The recent COVID-19 pandemic, which is causing potentially deadly respiratory tract infections originating in China and subsequently spreading around the world, has negatively affected economic conditions, the supply chain, the labor market, the demand for shipping regionally as well as globally and may otherwise impact our operations and the operations of our customers and suppliers. On March 11, 2020, the outbreak of COVID-19 was declared a pandemic by the World Health Organization ("WHO"). Governments in affected countries are imposing travel bans, quarantines and other emergency public health measures. Since March 15, 2020, the United States has temporarily restricted travel by foreign nationals into the country from a number of areas, including China and Europe. In addition, since March 18, 2020, the U.S. and Canada agreed to restrict all nonessential travel across the border. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. These restrictions, and future prevention and mitigation measures, are likely to have an adverse impact on global economic conditions, which could materially and adversely affect our future operations. The extent of COVID-19's impact on our financial and operational results, which could be material, will depend on the length of time that the pandemic continues and whether subsequent waves of the infection happen. Uncertainties regarding the economic impact of the COVID-19 pandemic are likely to result in sustained market turmoil, which could also negatively impact our business, financial condition and cash flows. Governments are approving large stimulus packages to mitigate the effects of the sudden decline in economic activity caused by the pandemic; however, we cannot predict the extent to which these measures will be sufficient to restore or sustain the business and financial condition of companies in the shipping industry. These measures, though contemplated to be temporary in nature, may continue and increase as countries attempt to contain the outbreak or any reoccurrences thereof.
At this stage, it is difficult to determine the full impact of COVID-19 on our business. Effects of the current pandemic have and/or may include, among others:
•	deterioration of economic conditions and activity and of demand for shipping;
•
operational disruptions to us or our customers due to worker health risks and the effects of new regulations, directives or practices implemented in response to the pandemic (such as travel restrictions for individuals and vessels and quarantining and physical distancing);

•
potential delays in (a) the loading and discharging of cargo on or from our vessels, (b) vessel inspections and related certifications by class societies, customers or government agencies and (c) maintenance, modifications or repairs to, or drydocking of, our existing vessels due to worker health or other business disruptions;

•	reduced cash flow and financial condition, including potential liquidity constraints;
•
credit tightening or declines in global financial markets, including to the prices of our publicly traded securities and the securities of our peers, could make it more difficult for us to access capital, including to finance our existing debt obligations;

•	potential reduced ability to opportunistically sell any of our vessels on the second-hand market, either as a result of a lack of buyers or a general decline in the value of second-hand vessels;
•	potential decreases in the market values of our vessels and any related impairment charges or breaches relating to vessel-to-loan financial covenants;

•	potential disruptions, delays or cancellations in the construction of new vessels, which could reduce our future growth opportunities;
•
due to quarantine restrictions placed on persons and additional procedures using commercial aviation and other forms of public transportation, our crew has had difficulty embarking and disembarking on our ships. Although the restrictions have on certain cases delayed crew embarking and disembarking on our ships, they have not far functionally affected our ability to crew out vessels;

•
international transportation of personnel could be limited or otherwise disrupted. In particular, our crews generally work on a rotation basis, relying largely on international air transport for crew changes plan fulfillment. Any such disruptions could impact the cost of rotating our crew, and possibly impact our ability to maintain a full crew synthesis onboard all our vessels at any given time. It may also be difficult for our in-house technical teams to travel to ship yards to observe vessel maintenance, and we may need to hire local experts, which local experts may vary in skill and are difficult to supervise remotely for work we ordinarily address in-house; and

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potential non-performance by counterparties relying on force majeure clauses and potential deterioration in the financial condition and prospects of our customers, joint venture partners or other business partners.

Given the dynamic and uncertain nature of socioeconomic and political circumstances arising from the COVID-19 pandemic, the duration of business disruption and the related financial impact cannot be reasonably estimated at this time, but could materially affect our business, results of operations and financial condition.
If our vessels call on ports located in countries or territories that are subject to sanctions or embargoes imposed by the U.S. government, the European Union, the United Nations, or other governments, it could lead to monetary fines or penalties and adversely affect our reputation and the market for our common shares.
Although we do not expect that our vessels will call on ports located in countries or territories subject to country-wide or territory-wide sanctions and/or embargoes imposed by the U.S. government or other authorities or countries identified by the U.S. government or other authorities as state sponsors of terrorism ("Sanctioned Jurisdictions"), and we endeavor to take precautions reasonably designed to mitigate such activities, including relevant provisions in charter agreements forbidding the use of our vessels in trade that would violate economic sanctions, it is possible that, from time to time on charterers' instructions, and without our consent, our vessels may call on ports located in such countries or territories in the future.  If such activities result in a sanctions violation, we could be subject to monetary fines, penalties, or other sanctions, and our reputation and the market for our common shares could adversely affected.
From the date we began our operations to the date of this prospectus, our vessels had no port calls in Sanctioned Jurisdictions. Sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. Current or future counterparties of ours may be affiliated with persons or entities that are or may be in the future the subject of sanctions imposed by the U.S. administration, the EU, and/or other international bodies. If we determine that such sanctions require us to terminate existing or future contracts to which we or our subsidiaries are party or if we are found to be in violation of such applicable sanctions, our results of operations may be adversely affected or we may suffer reputational harm.
Although we believe that we have been in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our common shares may adversely affect the price at which our common shares trade. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries or territories subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries or territories, or engaging in operations associated with those countries or territories pursuant to contracts with third parties that are unrelated to those countries or territories or entities controlled by their governments. Investor perception of the value of our common shares may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

Compliance with safety and other vessel requirements imposed by classification societies may be costly and could reduce our net cash flows and net income.
The hull and machinery of every commercial vessel must be certified as being "in class" by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention.
A vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel's machinery may be placed on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. We expect our vessels to be on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Most vessels are also required to be dry-docked, or inspected by divers, every two to three years for inspection of its underwater parts.
Compliance with the above requirements may result in significant expense. If any vessel does not maintain its class or fails any annual, intermediate or special survey, the vessel will be unable to trade between ports and will be unemployable, which could have a material adverse effect on our business, results of operations, cash flows and financial condition.
Regulations relating to ballast water discharge may adversely affect our revenues and profitability.
The IMO has imposed updated guidelines for ballast water management systems specifying the maximum amount of viable organisms allowed to be discharged from a vessel's ballast water.  Depending on the date of the International Oil Pollution Prevention (IOPP) renewal survey, existing vessels constructed before September 8, 2017 must comply with the updated D-2 standard on or after September 8, 2019. For most vessels, compliance with the D-2 standard will involve installing on-board systems to treat ballast water and eliminate unwanted organisms.  Ships constructed on or after September 8, 2017 are to comply with the D-2 standards on or after September 8, 2017.
Currently, our vessels will be required to comply with the regulation at our IOPP renewal survey scheduled for August 8, 2022 for the Magic P, November 20, 2020 for the Magic Sun, July 15, 2022 for the Magic Moon and June 13, 2022 for the Magic Rainbow.
Furthermore, United States regulations are currently changing. Although the 2013 Vessel General Permit ("VGP") program and U.S. National Invasive Species Act ("NISA") are currently in effect to regulate ballast discharge, exchange and installation, the Vessel Incidental Discharge Act ("VIDA"), which was signed into law on December 4, 2018, requires that the EPA develop national standards of performance for approximately 30 discharges, similar to those found in the VGP within two years.  By approximately 2022, the U.S. Coast Guard must develop corresponding implementation, compliance and enforcement regulations regarding ballast water. The new regulations could require the installation of new equipment, which may cause us to incur substantial costs.
The IMO 2020 regulations may cause us to incur substantial costs and to procure low-sulfur fuel oil directly on the wholesale market for storage at sea and onward consumption on our vessels.
Effective January 1, 2020, the IMO implemented a new regulation for a 0.50% global sulfur cap on emissions from vessels. Under this new global cap, vessels must use marine fuels with a sulfur content of no more than 0.50% against the former regulations specifying a maximum of 3.50% sulfur in an effort to reduce the emission of sulfur oxide into the atmosphere.
We may incur costs to comply with these revised standards. Additional or new conventions, laws and regulations may be adopted that could require, among others, the installation of expensive emission control systems and could adversely affect our business, results of operations, cash flows and financial condition.
Currently, none of our vessels are equipped with scrubbers and as of January 1, 2020 we have transitioned to burning IMO compliant fuels. We continue to evaluate different options in complying with IMO and other rules and regulations. We expect that our fuel costs and fuel inventories will increase in 2020 as a result of these sulfur emission regulations. Low sulfur fuel is more expensive than standard marine fuel containing 3.5% sulfur content and may become more expensive or difficult to obtain as a result of increased demand. If the cost differential between low sulfur fuel and high sulfur fuel is significantly higher than anticipated, or if low sulfur fuel is not available at ports on certain trading routes, it may not be feasible or competitive to operate our vessels on certain trading routes without installing scrubbers or without incurring deviation time to obtain compliant fuel. Scrubbers may not be available to be installed on such vessels at a favorable cost or at all if we seek them at a later date.

Fuel is a significant, if not the largest, expense in our shipping operations when vessels are under voyage charter and is an important factor in negotiating charter rates. Our operations and the performance of our vessels, and as a result our results of operations, cash flows and financial position, may be negatively affected to the extent that compliant sulfur fuel oils are unavailable, of low or inconsistent quality, if de-bunkering facilities are unavailable to permit our vessels to accept compliant fuels when required, or upon occurrence of any of the other foregoing events. Costs of compliance with these and other related regulatory changes may be significant and may have a material adverse effect on our future performance, results of operations, cash flows and financial position. As a result, an increase in the price of fuel beyond our expectations may adversely affect our profitability at the time of charter negotiation.  Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.
We are subject to laws and regulations, which can adversely affect our business, results of operations, cash flows and financial condition, and our ability to pay dividends.
Our operations are subject to numerous international, national, state and local laws, regulations, treaties and conventions in force in international waters and the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our Vessel. These regulations include, but are not limited to, the U.S. Oil Pollution Act of 1990, or OPA, the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, the U.S. Clean Air Act, the U.S. Clean Water Act and the U.S. Maritime Transportation Security Act of 2002, or the MTSA, and treaties and conventions of the United Nations International Maritime Organization, or the IMO, including the International Convention for the Prevention of Pollution from Ships of 1973, as from time to time amended and generally refer to as MARPOL, the International Convention for the Safety of Life at Sea of 1974, or the SOLAS Convention, and the International Convention on Load Lines of 1966. Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or implementation of operational changes and may affect the resale value or useful lives of our Vessel. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations.
Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault.  Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the U. S. Furthermore, the 2010 explosion of the Deepwater Horizon well and the subsequent release of oil into the Gulf of Mexico, or other similar events, may result in further regulation of the shipping and offshore industry, and modifications to statutory liability schemes, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. An oil spill could result in significant liability, including fines, penalties and criminal liability and remediation costs for natural resource damages under other federal, state and local laws, as well as third-party damages.
Climate change and greenhouse gas restrictions may adversely impact our operations and markets.
Due to concern over the risk of climate change, a number of countries and the IMO have adopted regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards, and incentives or mandates for renewable energy. In addition, although the emissions of greenhouse gases from international shipping currently are not subject to the Paris Agreement (discussed below), or the Kyoto Protocol to the United Nations Framework Convention on Climate Change, that required adopting countries to implement national programs to reduce emissions of certain gases, a new treaty may be adopted in the future that includes restrictions on shipping emissions.
We are subject to international safety standards and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.
The operation of our vessels is affected by the requirements set forth in the International Safety Management Code, or the ISM Code, promulgated by the IMO under the SOLAS Convention. The ISM Code requires ship owners, ship managers and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation of vessels and describing procedures for dealing with emergencies.  In addition, vessel classification societies impose significant safety and other requirements on our vessels. The failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.

Developments in safety and environmental requirements relating to the recycling of vessels may result in escalated and unexpected costs.
The 2009 Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, or the Hong Kong Convention, aims to ensure ships, being recycled once they reach the end of their operational lives, do not pose any unnecessary risks to the environment, human health and safety. The Hong Kong Convention has yet to be ratified by the required number of countries to enter into force. Upon the Hong Kong Convention's entry into force, each ship sent for recycling will have to carry an inventory of its hazardous materials. The hazardous materials, whose use or installation are prohibited in certain circumstances, are listed in an appendix to the Hong Kong Convention. Ships will be required to have surveys to verify their inventory of hazardous materials initially, throughout their lives and prior to the ship being recycled. The Hong Kong Convention, which is currently open for accession by IMO Member States, will enter into force 24 months after the date on which 15 IMO Member States, representing at least 40% of world merchant shipping by gross tonnage, have ratified or approved accession. As of the date of this prospectus, 15 countries representing just over 30% of world merchant shipping tonnage have ratified or approved accession of the Hong Kong Convention.
The Hong Kong Convention, which is currently open for accession by IMO Member States, will enter into force 24 months after the date on which 15 IMO Member States, representing at least 40% of world merchant shipping by gross tonnage, have ratified or approve accession. As of the date of this prospectus, 15 countries representing just over 30% of world merchant shipping tonnage have ratified or approved accession of the Hong Kong Convention.
On November 20, 2013, the European Parliament and the Council of the EU adopted the Ship Recycling Regulation, which retains the requirements of the Hong Kong Convention and requires that certain commercial seagoing vessels flying the flag of an EU Member State may be recycled only in facilities included on the European list of permitted ship recycling facilities. We are required to comply with EU Ship Recycling Regulation by December 31, 2020, since our ships trade in EU region.
These regulatory developments, when implemented, may lead to cost escalation by shipyards, repair yards and recycling yards. This may then result in a decrease in the residual scrap value of a vessel, and a vessel could potentially not cover the cost to comply with latest requirements, which may have an adverse effect on our future performance, results of operations, cash flows and financial position.
Maritime claimants could arrest our vessels, which could interrupt our cash flow.
Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by "arresting" or "attaching" a vessel through foreclosure proceedings. The arrest or attachment of our vessels could result in a significant loss of earnings for the related off-hire period. In addition, in jurisdictions where the "sister ship" theory of liability applies, such as South Africa, a claimant may arrest the vessel that is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. In countries with "sister ship" liability laws, claims might be asserted against us or any of our vessels for liabilities of other vessels that we will then own.
Governments could requisition our vessels during a period of war or emergency resulting in a loss of earnings.
A government of a vessel's registry could requisition for title or seize a vessel. Requisition for title occurs when a government takes control of a vessel and becomes the owner. A government could also requisition a vessel for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of our vessels could have a material adverse effect on our business, results of operations, cash flows and financial condition.
Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.
International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination and trans-shipment points. Inspection procedures may result in the seizure of contents of our vessels, delays in the loading, offloading, trans-shipment or delivery and the levying of customs duties, fines or other penalties against us.
It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.

Our business has inherent operational risks, which may not be adequately covered by insurance.
Our vessels and their cargoes are at risk of being damaged or lost because of events such as marine disasters, bad weather, mechanical failures, human error, environmental accidents, war, terrorism, piracy, disease, quarantine and other circumstances or events. In addition, transporting cargoes across a wide variety of international jurisdictions creates a risk of business interruptions due to political circumstances in foreign countries, hostilities, labor strikes and boycotts, the potential for changes in tax rates or policies, and the potential for government expropriation of our vessels. Any of these events may result in loss of revenues, increased costs and decreased cash flows to our customers, which could impair their ability to make payments to us under our charters.
In the event of a casualty to our vessels or other catastrophic event, we will rely on our insurance to pay the insured value of the vessel or the damages incurred. We procure insurance for our vessels employed under time charters against those risks that we believe the shipping industry commonly insures against. This insurance includes marine hull and machinery insurance, protection and indemnity insurance, which include pollution risks and crew insurance, and war risk insurance. Currently, the amount of coverage for liability for pollution, spillage and leakage available to us on commercially reasonable terms through protection and indemnity associations and providers of excess coverage is $1 billion per occurrence.
We maintain hull and machinery insurance, protection and indemnity insurance for our vessels, which provides environmental damage and pollution insurance coverage and war risk insurance. We do not maintain, for our vessels, insurance against loss of hire, which covers business interruptions that result from the loss of use of a vessel. We may not be adequately insured against all risks. We may not be able to obtain adequate insurance coverage for our Fleet in the future, and we may not be able to obtain certain insurance coverages. The insurers may not pay particular claims. Our insurance policies may contain deductibles for which we will be responsible and limitations and exclusions which may increase our costs or lower our revenues. Moreover, insurers may default on claims they are required to pay.
While we carry cargo insurance to protect us against certain risks of loss of or damage to the procured commodities, we may not be adequately insured to cover any losses from such operational risks, which could have a material adverse effect on us. Any significant uninsured or under-insured loss or liability could have a material adverse effect on our business, results of operations, cash flows and financial condition and our available cash.
We cannot assure you that we will be adequately insured against all risks or that we will be able to obtain adequate insurance coverage at reasonable rates for our vessels in the future. For example, in the past more stringent environmental regulations have led to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. Additionally, our insurers may refuse to pay particular claims. Any significant loss or liability for which we are not insured could have a material adverse effect on our financial condition.
Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties, charter terminations and an adverse effect on our business.
We may operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.
Risks Related to Our Company Generally
We were only formed in 2017, and have limited history of operations and relatively limited operations generally.
We were formed relatively recently, in September 2017, and have a limited performance record, operating history and historical financial statements upon which you can evaluate our operations or our ability to implement and achieve our business strategy.  We cannot assure you that we will be successful in implementing our business strategy. As of the date of this prospectus, we have a fleet of only three vessels with a relatively short operating history, and as such, we may face certain operational challenges not faced by companies with a longer operating history and more vessels.

NASDAQ may delist our common shares from its exchange which could limit your ability to make transactions in our securities and subject us to additional trading restrictions.
We received written notification from The Nasdaq Stock Market dated April 14, 2020, indicating that because the closing bid price of the Company's common shares for 30 consecutive business days, from February 27, 2020 to April 13, 2020, was below the minimum $1.00 per share bid price requirement for continued listing on the NASDAQ, the Company is not in compliance with Nasdaq Listing Rule 5550(a)(2). The Company was also informed by The Nasdaq Stock Market that due to the COVID-19 crisis, temporary relief has been granted related to minimum listing bid price requirements and the Company's compliance period will be suspended until June 30, 2020. Pursuant to the Nasdaq Listing Rule 5810(c)(3)(A), the applicable grace period to regain compliance is 180 days, or December 28, 2020, which includes the temporary COVID-19 relief period.
We intend to monitor the closing bid price of our common shares during the compliance period and are considering our options to regain compliance with the NASDAQ minimum bid price requirement. We can cure this deficiency if the closing bid price of our common shares is $1.00 per share or higher for at least ten consecutive business days during the grace period, which includes the temporary COVID-19 relief period. In the event we do not regain compliance within the grace period and meet all other listing standards and requirements, we may be eligible for an additional 180-day grace period, but no assurances can be given that this additional grace period will be granted.
We intend to cure the deficiency within the prescribed grace period. During this time, our common shares will continue to be listed and trade on the NASDAQ.  Our business operations have not been and are not expected to be affected in any material respect by the receipt of the delisting notification from NASDAQ.  However, a continued decline in the closing price of our common shares on the NASDAQ could result in suspension or delisting procedures in respect of our common shares. The commencement of suspension or delisting procedures by an exchange remains, at all times, at the discretion of such exchange and would be publicly announced by the exchange. If a suspension or delisting were to occur, there would be significantly less liquidity in the suspended or delisted securities. In addition, our ability to raise additional necessary capital through equity or debt financing would be greatly impaired. Furthermore, with respect to any suspended or delisted common shares, we would expect decreases in institutional and other investor demand, market making activity and information available concerning trading prices and volume, and fewer broker-dealers would be willing to execute trades with respect to such common shares. A suspension or delisting would likely decrease the attractiveness of our common shares to investors and cause the trading volume of our common shares to decline, which could result in a further decline in the market price of our common shares.
Finally, if the volatility in the market continues or worsens, it could have a further adverse effect on the market price of our common shares, regardless of our operating performance.

Our Fleet consists of only four dry bulk carriers. Any limitation in the availability or operation of these vessels could have a material adverse effect on our business, results of operations and financial condition.
Our Fleet currently consists of only four dry bulk carriers. If any of our vessels is unable to generate revenues as a result of off-hire time, early termination of the time charter in effect or failure to secure new charters at charter hire rates as favorable as our average historical rates or at all, our future liquidity, cash flows, results of operations, and financial condition could be materially adversely affected.
We may not be able to re-charter or obtain new and favorable charters for our vessels, which could adversely affect our revenues and profitability.
Our vessels are currently employed solely on time charters and may, from time to time in the future, be employed under voyage charters. Our ability to renew charters or obtain new charters will depend on the prevailing market conditions at the time. In addition, our current charters terminate in accordance with their terms between September 2020 and March 2021, and we may be unable to renew these charters at favorable rates and on terms that allow us to operate our business profitably.
Indicatively, two of our vessels which came up for charter renewal in the first and second quarters of 2020 were employed at comparably less favorable charter rates than those achieved during 2019 and those expected before the COVID-19 pandemic. We believe the COVID-19 pandemic has resulted in lower dry bulk rates since March 2020 than we would have achieved in the absence of the virus, given lower demand for some of the cargoes we carry, including iron ore, coal and various minor bulk commodities. The overall uncertainty surrounding the impact of COVID-19 on our business, together with reduced economic activity and in turn trade flows, could continue to negatively impact the revenue generated by our vessels.  As a result, there is no guarantee that our total revenues will grow or remain at the similar level year over year in the remaining period of 2020.  While we believe that the recovery of economies affected by COVID-19 will lead to increased trade flows and improvement in dry bulk shipping rates, the timing of any such recovery cannot be predicted and could be affected by a resurgence of the virus.

If we are not able to obtain new charters, either on time charter or in the voyage market, in direct continuation with our existing charters or if new charters are entered into at unfavorable rates for a prolonged period, our revenues and profitability could be adversely affected and we may have difficulty meeting our working capital and debt obligations or paying dividends (if any) in the future.
We are subject to certain risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or negatively impact our results of operations and cash flows.
We have entered into, or may enter into in the future, various contracts, including charter agreements, shipbuilding contracts and credit facilities. Such agreements subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the maritime and offshore industries, the overall financial condition of the counterparty, charter rates received for specific types of vessels, work stoppages or other labor disturbances, including as a result of the COVID-19 pandemic and various expenses. For example, the combination of a reduction of cash flow resulting from declines in world trade, a reduction in borrowing bases under reserve-based credit facilities and the lack of availability of debt or equity financing may result in a significant reduction in the ability of our charterers to make charter payments to us. In addition, depressed market conditions may adversely affect the demand for the chartering of our vessels. As a result, charterers may seek to renegotiate the terms of their existing charter agreements or avoid their obligations under those contracts. Should a counterparty fail to honor its obligations under agreements with us, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
The failure of our charterers to meet their obligations under our charter agreements, on which we depend for our revenues, could cause us to suffer losses or otherwise adversely affect our business.
We expect to employ our vessels under short-term, medium or long-term time charter agreements as well as, to a lesser extent, in the spot voyage market. The ability and willingness of each of our counterparties to perform their obligations under a time charter, spot charter or other agreement with us, will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the dry bulk industry and the overall financial condition of the counterparties. In addition, in depressed market conditions, there have been reports of charterers renegotiating their charters or defaulting on their obligations under charters. Our customers may fail to pay charter hire or attempt to renegotiate charter rates. Should a counterparty fail to honor its obligations under agreements with us, it may be difficult to secure substitute employment for such vessel, and any new charter arrangements we secure in the spot market or on time charters may be at lower rates. If our charterers fail to meet their obligations to us or attempt to renegotiate our charter agreements, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows, as well as our ability to pay dividends, if any, in the future.
Our credit facilities contain, and we expect that any new or amended credit facility we may enter into will contain, restrictive covenants that limit, or may limit the future, our business and financing activities.
The operating and financial restrictions and covenants in our credit agreement with Alpha Bank S.A., or the Alpha Bank Facility entered into in November 2019,  the credit agreement that our wholly-owned subsidiary, Bistro Maritime Co., entered into with Chailease International Financial Services Co., Ltd. in January 2020, or the Chailease Financial Services Facility, and any new or amended credit facility we may enter into in the future, could adversely affect our ability to finance future operations or capital needs or to engage, expand or pursue our business activities.
For example, our Alpha Bank Facility requires the consent of our lenders to:
•	incur or guarantee indebtedness outside of our ordinary course of business;
•	charge, pledge or encumber our vessels;
•	change the flag, class, management or ownership of our vessels;
•	change the commercial and technical management of our vessels;
•	declare or pay any dividends or other distributions at a time when the Company has an Event of Default or the payment of such loan would cause an Event of Default;
•	form or acquire any subsidiaries;
•	make any investments in any person, asset, firm, corporation, joint venture or other entity;
•	merge or consolidate with any other person; and
•	sell or change the beneficial ownership or control of our vessels.

Additionally, it is an event of default under the Alpha Bank Facility if, among other things, (i) the registration of the Magic P or the Magic Moon under the laws and flag of the relevant flag state is cancelled or terminated without the prior written consent of the lender, (ii) there has been a change of control directly or indirectly in our subsidiaries, Pikachu Shipping Co. and Spetses Shipping Co., or (iii) there is a change in management of our vessels, the Magic P or the Magic Moon, without the prior written consent of the lender.
The Alpha Bank Facility also requires us to comply with certain financial covenants related to (i) maintaining a certain minimum level of free cash on a pledged deposit account and (ii) maintaining a certain security requirement ratio, which is the ratio of the aggregate market value of the mortgaged vessels plus the value of any additional security and value of the pledged deposit to the aggregate principal amounts due under the Alpha Bank Facility.
Furthermore, our Chailease Financial Services Facility requires the consent of our lenders to:
•	incur or guarantee indebtedness outside of our ordinary course of business;

•	incur or allow to remain outstanding any guarantee in respect of any obligation of any person;

•	enter into any amalgamation, demerger, merger, consolidation, continuation, corporate reconstruction or a joint venture; and

•	sell, lease, transfer or otherwise dispose our assets.

Additionally, it is an event of default under the Chailease Financial Services Facility if, among other things, (i) the registration of the Magic Sun or the first preferred Marshall Islands mortgage over the Magic Sun is contested or becomes void or voidable or liable to cancellation or termination (ii) there has been a change in the direct ownership or control of our subsidiary, Bistro Maritime Co., or (iii) the Magic Sun suffers a Total Loss (as defined in the Chailease Financial Services Facility) or is otherwise destroyed or abandoned.
The Chailease Financial Services Facility also requires us to comply with certain financial covenants related to (i) maintaining a maximum value to loan ratio being the aggregate principal amount of (ii) fair market value of the collateral vessel and (ii) the value of any additional security (including the value of any cash deposit with the lender), to the aggregate principal amount of the loan.
Our ability to comply with the covenants and restrictions contained in our current or future credit facilities may be affected by events beyond our control, including prevailing economic, financial and industry conditions, interest rate developments, changes in the funding costs of our banks and changes in vessel earnings and asset valuations and outbreaks of epidemic and pandemic of diseases, such as the COVID-19 pandemic. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we are in breach of any of the restrictions, covenants, ratios or tests in our current or future credit facilities, or if we trigger a cross-default contained in our current or future credit facilities, a significant portion of our obligations may become immediately due and payable. We may not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, obligations under certain of our current and future credit facilities are and may be further secured by our existing vessels and/or vessels we may acquire in the future, and if we are unable to repay debt under our secured current or future credit facilities, the lenders could seek to foreclose on those assets.
Furthermore, any contemplated vessel acquisitions will have to be at levels that do not impair the required ratios set forth in the respective agreements. The global economic downturn that occurred within the past several years had an adverse effect on vessel values, which may occur again if an economic slowdown arises in the future. If the estimated asset values of the vessels in our fleet decrease, such decreases may limit the amounts we can draw down under possible future secured financing agreements to purchase additional vessels and thus, impair our ability to expand our Fleet. In addition, we may be obligated to prepay part of our outstanding debt in order to remain in compliance with the relevant covenants in our current or future credit facilities. If funds under our current or future credit facilities become unavailable as a result of a breach of our covenants or otherwise, we may not be able to perform our business strategy which could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends.
We have relied on financial support from Mr. Panagiotidis through related party loans, which may not be available to us in the future.
From time to time, we have obtained loans from our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis, to meet vessel purchase obligations of the Company. These loans may not be available to the Company in the future. Even if we are able to borrow money from such parties, such borrowings could create a conflict of interest of management to the extent they also act as lenders to the Company.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial and other obligations.
We are a holding company and have no significant assets other than the equity interests in our subsidiaries. Our subsidiaries own all of our existing vessels, and subsidiaries we form in the future will own any other vessels we may acquire in the future. All payments under our charters are made and it is expected that they will continue to be made to our subsidiaries. As a result, our ability to meet our financial and other obligations, and to pay any dividends in the future, will depend on the performance of our subsidiaries and their ability to distribute funds to us. The ability of a subsidiary to make these distributions could be affected by a claim or other action by a third party, including a creditor, by the terms of our loan agreements, any financing agreement we may enter into in the future, or by Marshall Islands law, which regulates the payment of dividends by our companies.
The Alpha Bank Facility and Chailease Financial Services Facility, both entered into by our subsidiaries, prohibit such subsidiaries from paying any dividends to us if we or such subsidiary breach a covenant in our loan agreements or any financing agreement we may enter into in the future. If we are unable to obtain funds from our subsidiaries, we will not be able to fund our liquidity needs or pay dividends in the future unless we obtain funds from other sources, which we may not be able to do.
We cannot assure you that our Board will declare dividends.
Our Board will continue to assess our dividend policy and may in the future determine to pay dividends. The declaration and payment of dividends, if any, will always be subject to the discretion of our Board, restrictions contained in our debt agreements or debt agreements that we may enter into in the future and the requirements of Marshall Islands law. The timing and amount of any dividends declared will depend on, among other things, our earnings, financial condition and cash requirements and availability, our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy, the terms of our outstanding indebtedness and the ability of our subsidiaries to distribute funds to us. The dry bulk industry is highly volatile, and we cannot predict with certainty the amount of cash, if any, that will be available for distribution as dividends in any period. Also, there may be a high degree of variability from period to period in the amount of cash that is available for the payment of dividends.
We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, including as a result of the risks described herein. Our growth strategy contemplates that we will finance our acquisitions of additional vessels through debt financings or the net proceeds of future equity issuances on terms acceptable to us. If financing is not available to us on acceptable terms or at all, our Board may determine to finance or refinance acquisitions with cash from operations, which would reduce the amount of any cash available for the payment of dividends, if any.
The Republic of Marshall Islands laws generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. We may not have sufficient surplus in the future to pay dividends and our subsidiaries may not have sufficient funds or surplus to make distributions to us. We can give no assurance that dividends will be paid in the near term, or at all.
We are dependent on our Manager, which is a related party, for the management of our Fleet.
We subcontract the technical and commercial management of our Fleet, including crewing, operations and maintenance and repair pursuant to management agreements to our Manager, which is a company controlled by Ismini Panagiotidis, the sister of our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis. The loss of our Manager's services or its failure to perform its obligations to us could materially and adversely affect our results of operations and financial condition. In addition, our Manager provides us with significant accounting and other support services.
In addition, our ability to enter into new charters and expand our customer relationships depends largely on our ability to leverage our relationship with our Manager and its reputation and relationships in the shipping industry. If our Manager suffers material damage to its reputation or relationships, it may harm our ability to renew existing charters upon their expiration, obtain new charters or maintain satisfactory relationships with suppliers and other third-parties.
Our business will be harmed if our Manager fails to perform these services satisfactorily, if they cancel their agreements with us or if they stop providing these services to us. Our operational success and ability to execute our growth strategy will depend significantly upon the satisfactory performance of these services by our Manager and the reputation of our Manager.

We may have difficulty managing our planned growth properly.
We are a recent company formed for the purpose of acquiring, owning, chartering and operating dry bulk vessels. One of our principal strategies is to continue to grow by expanding our operations and adding to our Fleet. As our business grows, we intend to acquire additional drybulk vessels and expand our activities. Our future growth will primarily depend upon a number of factors, some of which may not be within our control. These factors include our ability to:
•	identify suitable dry bulk vessels, including newbuilding slots at reputable shipyards and/or shipping companies for acquisitions at attractive prices;

•	obtain required financing for our existing and new operations;

•
integrate any acquired dry bulk vessels, assets or businesses successfully with our existing operations, including obtaining any approvals and qualifications necessary to operate vessels that we acquire;

•	hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet;

•	enhance our customer base; and

•	improve our operating, financial and accounting systems and controls.

Our failure to effectively identify, acquire, develop and integrate any vessels could adversely affect our business, financial condition and results of operations. The number of employees that perform services for us and our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet, and we may not be able to effectively hire more employees or adequately improve those systems. Finally, acquisitions may require additional equity issuances, which may dilute our common shareholders if issued at lower prices than the price they acquired their shares, or debt issuances (with amortization payments), both of which could lower our available cash. If any such events occur, our financial condition may be adversely affected.
Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. The expansion of our fleet may impose significant additional responsibilities on our management and the management and staff of our Manager, and may necessitate that we, and they, increase the number of personnel. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.
As we expand our business, we may be unable to improve our operating and financial systems and to recruit suitable employees and crew for our vessels.
Our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet and our or our Manager's attempts to improve those systems may be ineffective. In addition, if we further expand our fleet, we will have to rely on our Manager to recruit suitable additional seafarers and shore-side administrative and management personnel. We or our Manager cannot guarantee that we will be able to hire suitable employees as we expand our fleet. If our Manager's unaffiliated crewing agents encounter business or financial difficulties, we may not be able to adequately staff our vessels or our shore-side personnel. If we or our Manager are unable to grow our financial and operating systems or to recruit suitable employees as we expand our fleet, our financial performance may be adversely affected and, among other things, the amount of cash available for distribution as dividends to our shareholders may be reduced.
Exposure to currency exchange rate fluctuations will result in fluctuations in our cash flows and operating results.
We may incur some of our operating expenses and general and administrative expenses in currencies other than the U.S. dollar. This difference could lead to fluctuations in vessel operating expenses, which would affect our financial results. Expenses incurred in foreign currencies increase when the value of the U.S. dollar falls, which would reduce our profitability. Our operating results could suffer as a result.

We operate secondhand vessels, and, as a result, we may incur increased operating costs which could adversely affect our earnings. Furthermore, as our vessels age, the risks associated with our vessels could adversely affect our ability to obtain profitable charters.
While we have inspected our vessels and we intend to inspect any potential future vessel acquisition, this does not provide us with the same knowledge about its condition that we would have had if the vessel had been built for and operated exclusively by us. Generally, purchasers of secondhand vessels do not receive the benefit of warranties from the builders for the secondhand vessels that they acquire.
In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. As our vessels age typically, it will become less fuel-efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations and safety or other equipment standards related to the age of vessels may also require expenditures for alterations or the addition of new equipment, to our vessels and may restrict the type of activities in which our vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful life.
Technological innovation and quality and efficiency requirements from our customers could reduce our charter hire income and the value of our vessels.
Our customers have a high and increasing focus on quality and compliance standards with their suppliers across the entire supply chain, including the shipping and transportation segment. Our continued compliance with these standards and quality requirements is vital for our operations. The charter hire rates and the value and operational life of a vessel are determined by a number of factors including the vessel's efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, operate in extreme climates, utilize related docking facilities and pass through canals and straits. The length of a vessel's physical life is related to its original design and construction, its maintenance and the impact of the stress of operations. We face competition from companies with more modern vessels with more fuel efficient designs than our vessels, or eco vessels, and if new dry bulk vessels are built that are more efficient or more flexible or have longer physical lives than the current eco vessels, competition from the current eco vessels and any more technologically advanced vessels could adversely affect the amount of charter hire payments we receive for our vessels once their initial charters expire and the resale value of our vessels could significantly decrease. This could have an adverse effect on our results of operations, cash flows, financial condition and ability to pay dividends.
Increasing scrutiny and changing expectations from investors, lenders and other market participants with respect to our Environmental, Social and Governance ("ESG") policies may impose additional costs on us or expose us to additional risks.
Companies across all industries are facing increasing scrutiny relating to their ESG policies. Investor advocacy groups, certain institutional investors, investment funds, lenders and other market participants are increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. The increased focus and activism related to ESG and similar matters may hinder access to capital, as investors and lenders may decide to reallocate capital or to not commit capital as a result of their assessment of a company's ESG practices. Companies which do not adapt to or comply with investor, lender or other industry shareholder expectations and standards, which are evolving, or which are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, may suffer from reputational damage and the business, financial condition, and/or stock price of such a company could be materially and adversely affected.
We may face increasing pressures from investors, lenders and other market participants, who are increasingly focused on climate change, to prioritize sustainable energy practices, reduce our carbon footprint and promote sustainability. As a result, we may be required to implement more stringent ESG procedures or standards so that our existing and future investors and lenders remain invested in us and make further investments in us, especially given the highly focused and specific trade of dry bulk transportation in which we are engaged. If we do not meet these standards, our business and/or our ability to access capital could be harmed.
These limitations in both the debt and equity capital markets may affect our ability to grow as our plans for growth may include accessing the equity and debt capital markets.  If those markets are unavailable, or if we are unable to access alternative means of financing on acceptable terms, or at all, we may be unable to implement our business strategy, which would have a material adverse effect on our financial condition and results of operations and impair our ability to service our indebtedness. Further, it is likely that we will incur additional costs and require additional resources to monitor, report and comply with wide ranging ESG requirements.  The occurrence of any of the foregoing could have a material adverse effect on our business and financial condition.

We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.
We may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, asbestos and other toxic tort claims, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases and/or insurers may not remain solvent which may have a material adverse effect on our financial condition.
A change in tax laws, treaties or regulations, or their interpretation, of any country in which we operate could result in a higher tax rate on our worldwide earnings, which could result in a significant negative impact on our earnings and cash flows from operations.
We conduct our operations through subsidiaries which can trade worldwide. Tax laws and regulations are highly complex and subject to interpretation. Consequently, we are subject to changing tax laws, treaties and regulations in and between countries in which we operate. Our income tax expense, if any, is based upon our interpretation of tax laws in effect in various countries at the time that the expense was incurred.  A change in these tax laws, treaties or regulations, or in the interpretation thereof, could result in a materially higher tax expense or a higher effective tax rate on our worldwide earnings, and such change could be significant to our financial results. If any tax authority successfully challenges our operational structure, or the taxable presence of our operating subsidiaries in certain countries, or if the terms of certain income tax treaties are interpreted in a manner that is adverse to our structure, or if we lose a material tax dispute in any country, our effective tax rate on our worldwide earnings could increase substantially, and our earnings and cash flows from these operations could be materially adversely affected.
Our subsidiaries may be subject to taxation in the jurisdictions in which its activities are conducted. The amount of any such taxation may be material and would reduce the amounts available for distribution to shareholders.
Investors are encouraged to consult their own tax advisors concerning the overall tax consequences of the ownership of the common shares arising in an investor's particular situation under U.S. federal, state, local or foreign law.
We are dependent on our management and their ability to hire and retain key personnel, in particular our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis.
Our success will depend upon our and our management's ability to hire and retain key members of our management team, including Petros Panagiotidis. The loss of Mr. Panagiotidis could adversely affect our business prospects and financial condition.
Difficulty in hiring and retaining personnel could adversely affect our results of operations. We do not maintain "key man" life insurance on any of our officers.
Risks Relating to this Offering and the Ownership of our Securities
We have a continuing ATM program in effect, under which we may sell up to $10.0 million of our common shares.
Subject to certain limitations set forth in the Equity Distribution Agreement, as defined below, and subject to restrictions placed on us in connection with this offering and compliance with applicable law, we have the discretion to deliver placement notices to Maxim as our exclusive sales agent at any time throughout the term of the Equity Distribution Agreement, which started on June 28, 2019 and may be terminated by either party at any time. The number of shares that are sold by Maxim after delivering a placement notice will fluctuate based on the market price of the common shares during the sales period and limits we set with Maxim. Although we are initially eligible to sell common shares with an initial aggregate sales price of up to $10.0 million, should we be eligible and desire to offer additional common shares pursuant to the Equity Distribution Agreement with Maxim, we will file an additional prospectus supplement to register such additional common shares and the related preferred shares purchase rights. Therefore, investors will have no advance insight into the number of shares we are actually offering under the Equity Distribution Agreement. As of the date of this prospectus, we have sold 618,112 common shares having an approximate gross value of $2.6 million pursuant to the Equity Distribution Agreement.

We issued 918,112 and 127,894,264 common shares during 2019 and 2020, respectively, through various transactions. Shareholders may experience significant dilution as a result of our offerings.
We have already sold large quantities of our common shares pursuant to previous public and private offerings of our equity and equity-linked securities. We currently have an effective registration statement on Form F-3 (333-232052), for the sale of $100.0 million worth of securities of which we have sold $20.0 million. We have 480,000 Series A Preferred Shares outstanding and 12,000 Series B Preferred Shares outstanding. We also have currently outstanding 56,090,500 Class A Warrants and 57,750,000 Warrants, both exercisable into an equivalent number of common shares.
Purchasers of the common shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested. In addition, we may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, debt prepayments, future vessel acquisitions, the redemption, in whole or in part, of our Series A Preferred Shares, without shareholder approval, in a number of circumstances. Our existing shareholders may experience significant dilution if we issue shares in the future at prices below the price at which previous shareholders invested.  Our issuance of additional shares of common shares or other equity securities of equal or senior rank would have the following effects:
Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:
•	our existing shareholders' proportionate ownership interest in us will decrease;

•	the proportionate amount of cash available for dividends payable on our common shares could decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of our common shares could decline.

Future issuances or sales, or the potential for future issuances or sales, of our common shares may cause the trading price of our securities to decline and could impair our ability to raise capital through subsequent equity offerings.
We have issued a significant number of our common shares and we may do so in the future. Shares to be issued in future equity offerings could cause the market price of our common shares to decline, and could have an adverse effect on our earnings per share. In addition, future sales of our common shares or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common shares to decline, and could materially impair our ability to raise capital through the sale of additional securities.
The market price of our common shares could decline due to sales, or the announcements of proposed sales, of a large number of common shares in the market, including sales of common shares by our largest shareholders, or the perception that these sales could occur. These sales or the perception that these sales could occur could also depress the market price of our common shares and impair our ability to raise capital through the sale of additional equity securities or make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate. We cannot predict the effect that future sales of common shares or other equity-related securities would have on the market price of our common shares.
Our Articles of Incorporation authorizes our Board to, among other things, issue additional shares of common or preferred shares or securities convertible or exchangeable into equity securities, without shareholder approval. We may issue such additional equity or convertible securities to raise additional capital. The issuance of any additional shares of common or preferred shares or convertible securities could be substantially dilutive to our shareholders. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options or warrants to purchase our common shares in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of shares of our common shares have no preemptive rights that entitle such holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate and case law.
We are organized in the Republic of the Marshall Islands, which does not have a well-developed body of corporate or case law, and as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States. Our corporate affairs are governed by our Articles of Incorporation and Bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in the United States. The rights of shareholders of companies incorporated in the Marshall Islands may differ from the rights of shareholders of companies incorporated in the United States. While the BCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we can't predict whether Marshall Islands courts would reach the same conclusions as U.S. courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a relatively more substantial body of case law.
It may be difficult to serve legal process or enforce judgments against us, our directors or our management as we are incorporated in the Republic of the Marshall Islands, and all of our officers and directors are non-U.S. residents.
We are incorporated under the laws of the Republic of the Marshall Islands, and substantially all of our assets are located outside of the United States. Our principal executive office is located in the Republic of Cyprus. In addition, all of our directors and officers are non-residents of the United States, and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Republic of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or our directors and officers. Although you may bring an original action against us or our affiliates in the courts of the Marshall Islands, and the courts of the Marshall Islands may impose civil liability, including monetary damages, against us or our affiliates for a cause of action arising under Marshall Islands law, it may be impracticable for you to do so. See "Enforcement of Civil Liabilities and Indemnification for Securities Act Liabilities".
Anti-takeover provisions in our organizational documents and in our stockholder rights plan could have the effect of discouraging, delaying or preventing a merger or acquisition, or could make it difficult for our shareholders to replace or remove our current Board, which could adversely affect the market price of our common shares.
Several provisions of our Articles of Incorporation and Bylaws could make it difficult for our shareholders to change the composition of our Board in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. These provisions include:
•	authorizing our Board to issue "blank check" preferred shares without stockholder approval;

•	providing for a classified Board with staggered, three-year terms;

•	establishing certain advance notice requirements for nominations for election to our Board or for proposing matters that can be acted on by shareholders at stockholder meetings;

•	prohibiting cumulative voting in the election of directors;

•	limiting the persons who may call special meetings of shareholders; and

•	establishing supermajority voting provisions with respect to amendments to certain provisions of our Articles of Incorporation and Bylaws.

In addition, the stockholder rights plan adopted by our Board of Directors and the issuance of our Series A Preferred Shares to our Chairman and Chief Executive Officer makes it harder for a person to acquire a controlling interest in our voting securities. See "Description of Share Capital".

These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.
Our Chairman, Chief Executive Officer and Chief Financial Officer, who may be deemed to beneficially own, directly or indirectly, 100% of our Series B Preferred Shares, has control over us.
Our Chairman, Chief Executive Officer and Chief Financial Officer, Mr. Petros Panagiotidis, may be deemed to beneficially own, directly or indirectly, all of the 12,000 outstanding shares of our Series B Preferred Shares. The shares of Series B Preferred Shares each carry 100,000 votes. By its ownership of 100% of our Series B Preferred Shares, Mr. Panagiotidis has control over our actions. The interests of Mr. Panagiotidis may be different from your interests.
We are an "emerging growth company," and we cannot be certain if the reduced requirements applicable to emerging growth companies make our securities less attractive to investors.
We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"). As an emerging growth company, we are not required to comply with, among other things, the auditor attestation requirements of the Sarbanes-Oxley Act. Investors may find our securities less attractive because we rely on this provision. If investors find our securities less attractive as a result, there may be a less active trading market for our securities and prices of the securities may be more volatile.
U.S. tax authorities could treat us as a "passive foreign investment company," which could have adverse U.S. federal income tax consequences to U.S. shareholders.
A foreign corporation will be treated as a "passive foreign investment company," or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income". For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income," whereas rental income would generally constitute "passive income" to the extent not attributable to the active conduct of a trade or business. U.S. shareholders of a PFIC (and holders of warrants in PFICs) are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.
We do not believe that we will be treated as a PFIC for any taxable year. However, our status as a PFIC is determined on an annual basis and will depend upon the operations of our vessels and our other activities during each taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our spot chartering and time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute "passive income," and the assets that we own and operate in connection with the production of that income do not constitute passive assets.
There is, however, no direct legal authority under the PFIC rules addressing our method of operation. Accordingly, no assurance can be given that the U.S. Internal Revenue Service, or IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any taxable year we become unable to acquire vessels in a timely fashion or if there were to be changes in the nature and extent of our operations.
If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders and warrant holders would face adverse U.S. federal income tax consequences and information reporting obligations. Under the PFIC rules, unless those shareholders made an election available under the Internal Revenue Code (which election could itself have adverse consequences for such shareholders, as discussed under "Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Status and Significant Tax Consequences" of our Annual Report), such shareholders would be liable to pay U.S. federal income tax upon excess distributions and upon any gain from the disposition of our common shares at the then prevailing income tax rates applicable to ordinary income plus interest as if the excess distribution or gain had been recognized ratably over the shareholder's holding period of our common shares. Similar rules would apply to holders of our pre-funded warrants. Please see the section of our Annual Report entitled "Item 10E. Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules" for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

We may have to pay tax on U.S. source income, which would reduce our earnings and cash flow.
Under the U.S. Internal Revenue Code of 1986, as amended, or the Code, the United States source gross transportation income of a ship-owning or chartering corporation, such as ourselves, generally is subject to a 4% United States federal income tax, unless such corporation qualifies for exemption from tax under a tax treaty or Section 883 of the Code and the Treasury Regulations promulgated thereunder. U.S. source gross transportation income consists of 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.
We believe we qualified for this statutory tax exemption for our taxable year ended December 31, 2019, and we intend to take this position for United States federal income tax reporting purposes. We expect to qualify for this statutory tax exemption for the current taxable year. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption in the current and future taxable years and thereby become subject to the 4% United States federal income tax described above.  If certain shareholders that own 5% or more of our common shares (and possibly pre-funded warrants) in the aggregate own more than 50% of our common shares, then we may not be able to qualify for this statutory tax exemption. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings and cash available for distribution payments to our shareholders.
We have broad discretion in the use of the net proceeds from the exercise of our Class A Warrants and may use the net proceeds in ways with which you disagree.
Our management will have broad discretion in the application of the net proceeds from the exercise of our Class A Warrants and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our securities. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline. Pending the application of these funds, we may invest the net proceeds from the exercise of the Class A Warrants in a manner that does not produce income or that loses value.
The Class A Warrants are speculative in nature.
The Class A Warrants offered hereby do not confer any rights of common share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire common shares at a fixed price. Specifically, commencing on the date of issuance, holders of the Class A Warrants may acquire the common shares issuable upon exercise of such warrants at an exercise price of $0.35 per common share. Moreover, the market value of the Class A Warrants is uncertain and there can be no assurance that the market value of the Class A Warrants will equal or exceed their public offering price.
There is no public market for the Class A Warrants and we do not expect one to develop.
There is presently no established public trading market for the Class A Warrants and we do not expect a market to develop. In addition, we do not intend to apply to list the Class A Warrants on any securities exchange or nationally recognized trading system, including the NASDAQ. Without an active market, the liquidity of the Class A Warrants will be limited.
Purchasers of our warrants will not have any rights of common shareholders until such warrants are exercised.
The Class A Warrants being offered do not confer any rights of common share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire common shares at a fixed price.

USE OF PROCEEDS
We estimate that we will receive gross proceeds of approximately $19.6 million if all of the Class A Warrants are exercised in full on a cash basis. We intend to use the proceeds from the exercise of the Class A Warrants for capital expenditures, working capital, to make vessel or other asset acquisitions or for other general corporate purposes, or a combination thereof. None of the proceeds from the exercise of the Class A Warrants will be used to repay related party debt..It is possible that some or all of the Class A Warrants may expire and may never be exercised, or that some will be exercised on a cashless basis.

CAPITALIZATION
The following table sets forth our consolidated capitalization as of December 31, 2019:
•	on an actual basis;
•	on an as adjusted basis, to give effect to events that have occurred between January 1, 2020 and August 19, 2020:
o	the drawdown of $4.5 million under the Chailease Financial Services Facility on January 31, 2020, net of deferred issuance costs and other expenses of approximately $0.1 million;
o
the incurrence of $5.0 million of debt in connection with the unsecured Convertible Debentures, net of debt discount related to a beneficial conversion feature and deferred issuance costs and expenses of approximately $1.0 million;

o	scheduled principal repayments under our secured credit facilities of approximately $1.1 million;
o
the conversion of the full $5.0 million of principal and $0.1 million of interest under the Convertible Debentures through the issuance of 8,042,078 common shares and the resultant amortization and write-off of debt discount related to a beneficial conversion feature and of deferred issuance costs recognized in connection with the Convertible Debentures of approximately $1.0 million;

o
the issuance and sale via an underwritten public offering that closed on June 26,2020 of i) 44,410,000 common shares at an offering price of $0.35 per share, and ii) 14,700,000 pre-funded warrants at an offering price of $0.34 per pre-funded warrant which were exercised and resulted to the issuance of 14,672,686 common shares at an exercise price of $0.01 per pre-funded warrant, all of which resulted in net proceeds of $18.7 million, net of estimated underwriters fees and commissions and other issuance costs of approximately $2.0 million;

o
the issuance of 3,019,500 common shares as part of the exercise of an equivalent number of Class A Warrants issued in connection with the abovementioned underwritten public offering that closed on June 26, 2020, resulting in proceeds of $1.1 million; and

o
the issuance of 57,750,000 common shares in the Registered Offering and Warrants to purchase 57,750,000 common shares in a concurrent private placement at an offering price of $0.30 per share, resulting in net proceeds of $15.8 million, net of placement agent fees and other estimated fees and expenses.

•	on an as further adjusted basis to give effect to 56,090,500 common shares issuable upon exercise of the Class A Warrants at an exercise price of $0.35 per share.
There have been no significant adjustments to our capitalization since December 31, 2019, other than the adjustments described above. The historical data in the table is derived from, and should be read in conjunction with, our historical financial statements included in this prospectus. You should also read this table in conjunction with the information in the section entitled "Item 5. Operating and Financial Review and Prospects" included in our audited consolidated financial statements for the year ended December 31, 2019 in our Annual Report incorporated by reference herein.

	Actual (audited)	As Adjusted (unaudited)(1)	As Further Adjusted (unaudited)(1)
(All figures in thousands of U.S. dollars, except for share amounts)
Debt:
Long-term debt (including current portion) – Unsecured	$5,000,000	$5,000,000	5,000,000
Long-term debt (including current portion) – Secured	10,757,060	14,017,903	14,017,903
Total Debt	$15,757,060	$19,017,903	19,017,903

Shareholders’ equity
Common shares, $0.001 par value; 1,950,000,000 shares authorized; 3,318,112 shares issued and outstanding on an actual basis, 131,212,376 shares issued and outstanding on an as adjusted basis and 187,302,876 shares issued and outstanding on an as further adjusted basis	3,318	131,212	187,303
Series B Preferred Shares; 12,000 shares issued and outstanding on an actual, as adjusted and as further adjusted basis	12	12	12
Series A Preferred Shares, $0.001 par value; 9.75% cumulative redeemable perpetual preferred shares (liquidation preference of $30 per share), 480,000 shares issued and outstanding on an actual, as adjusted and as further adjusted basis	480	480	480
Additional paid-in capital	12,763,403	53,779,669	73,355,253
Retained Earnings/(Accumulated Deficit)	436,798	(634,536)	(634,536)
Total Shareholders’ Equity	$13,204,011	$53,276,837	72,908,512

Total Capitalization	$28,961,071	$72,294,740	91,926,415

(1)	Does not take into account between January 1, 2020 and August 19, 2020 the effect of the recurring amortization of deferred finance fees incurred in connection with out secured credit facilities.

PLAN OF DISTRIBUTION
We will deliver shares of our common stock upon exercise of the Class A Warrants. As of the date of this prospectus, the Class A Warrants were exercisable for a total of 56,090,500 common shares. For additional information about the Class A Warrants, please see the section of this prospectus entitled "Description of Share Capital."

DESCRIPTION OF SHARE CAPITAL
The description of our Articles of Incorporation is incorporated by reference from our registration statement on Form F-4 (Registration No. 333-224242), which was filed with the Commission on April 11, 2018. Our Articles of Incorporation were filed as Exhibit 3.1 to the F-4 Registration Statement and are hereby incorporated by reference into this prospectus. For a full description of the terms and rights of our capital stock, please see "Item 10. Additional Information—B. Memorandum and Articles of Association" of our Annual Report incorporated by reference herein.

Purpose
Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or BCA. Our Articles of Incorporation and Bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

Under our Articles of Incorporation, our authorized capital stock consists of 1,950,000,000 common shares, par value $0.001 per share, of which 131,212,376 common shares are issued and outstanding as of August 19, 2020, and 50,000,000 preferred shares, par value $0.001 per share, of which 480,000 Series A Preferred Shares and 12,000 Series B Preferred Shares are currently issued and outstanding.

Description of Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares, which we have issued in the past or which we may issue in the future.

Share History

On September 22, 2017, we entered into an exchange agreement, or the Exchange Agreement, with Spetses and its shareholders. Under the terms of the Exchange Agreement, we issued 2,400,000 common shares, 480,000 Series A Preferred Shares and 12,000 Series B Preferred Shares of the Company in exchange for all of the issued and outstanding common shares of Spetses.

On November 21, 2017, we declared a dividend of one preferred share purchase right for each outstanding common share and adopted a stockholder rights plan, as set forth in a Stockholders Rights Agreement dated as of November 20, 2017, by and between us and American Stock Transfer & Trust Company, LLC, as rights agent. For more information, please see "Item 10. Additional Information—B. Memorandum and Articles of Association—Stockholders Rights Agreement" in our Annual Report. In connection with the Stockholders Rights Agreement, we designated 1,000,000 shares as Series C Participating Preferred Shares, none of which are outstanding as of the date of this prospectus.

On June 28, 2019, we entered into an equity distribution agreement, or the Equity Distribution Agreement, with Maxim as sales agent, under which we may offer and sell, over a minimum period of 12 months through Maxim, up to $10.0 million of our common shares. As of the date of this prospectus, we have sold 618,112 common shares pursuant to the Equity Distribution Agreement.

On October 10, 2019, we reached an agreement with all of the holders of our Series A Preferred Shares to waive all due and overdue dividends and to adopt and to Amend and Restate the Statement of Designations of our Series A Preferred Shares, or the Series A Agreement. Pursuant to the Series A Agreement, on October 17, 2019, we issued 300,000 common shares to the holders of the Series A Preferred Shares in exchange for the waiver of approximately $4.3 million worth of dividends accumulated on the Series A Preferred Shares, for the period since their original issuance to June 30, 2019.

On January 27, 2020, we entered into a securities purchase agreement with YAII PN, LTD, or the Investor, pursuant to which we agreed to sell and the Investor agreed to purchase up to three Convertible Debentures for a maximum aggregate price of $5.0 million (the "Convertible Debentures"), further discussed under Item 5.B - Our Borrowing Activities of our Annual Report. As of the date of this prospectus, the Investor converted the full $5.0 million principal amount and $0.1 million of interest under the Convertible Debentures for 8,042,078 common shares.
On June 26, 2020, we completed an underwritten public offering of 59,110,000 units of the Company, each unit consisting of (i) one common share, par value $0.001 per share or a pre-funded warrant to purchase one common share at an exercise price equal to $0.01 per common share, and (ii) one Class A Warrant to purchase one common share for $0.35 per unit (or $0.34 per unit including a pre-funded warrant). At the time of the closing, the underwriters exercised and closed on their over-allotment option, and purchased an additional 7,710,000 common shares and 7,710,000 Class A Warrants. The Class A Warrants have an exercise price of $0.35 per share and expire five years from the date of issuance. By August 19, 2020, 3,019,500 of the Class A Warrants were exercised for 3,019,500 common shares and gross proceeds of $1.1 million.
On July 12, 2020, we entered into the Securities Purchase Agreement with certain unaffiliated institutional investors to issue 57,750,000 of our common shares in a registered direct offering and 57,750,000 Warrants to purchase common shares in a concurrent private placement for a purchase price of $0.30 per common share and Warrant.
Description of the Class A Warrants
The following summary of certain terms and provisions of our Class A Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the form of Class A Warrant, which is filed as an exhibit to our registration statement on Form F-1/A (Registration No. 333-238990), filed with the Commission on June 23, 2020. Prospective investors should carefully review the terms and provisions set forth in the form of Class A Warrant.
Exercisability. The Class A Warrants are exercisable at any time after their original issuance up to the date that is five years after their original issuance. Each of the Class A Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the Class A Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the Class A Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Class A Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Class A Warrant. No fractional common shares will be issued in connection with the exercise of a Class A Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.
Exercise Price. The exercise price per whole common share purchasable upon exercise of the Class A Warrants is $0.35 per share. The exercise price and number of common shares issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares. The Class A Warrants will be immediately exercisable and may be exercised at any time until they are exercised in full.
Transferability. Subject to applicable laws, the Class A Warrants may be offered for sale, sold, transferred or assigned without our consent.
Exchange Listing. We do not intend to apply for the listing of the Class A Warrants on any stock exchange. Without an active trading market, the liquidity of the Class A Warrants will be limited.
Rights as a Shareholder. Except as otherwise provided in the Class A Warrants or by virtue of such holder's ownership of our common shares, the holder of a Class A Warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the Class A Warrant.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Class A Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holders of the Class A Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Class A Warrants immediately prior to such fundamental transaction.
Governing Law. The Class A Warrants and warrant agreement are governed by New York law.
Description of the Private Placement Warrants
Each private placement Warrant is exercisable immediately upon issuance for $0.35 per common share and has a term of 5 years. If a registration statement registering the resale of the common shares underlying the Warrants under the Securities Act is not effective or available at any time after the six month anniversary of the date of issuance of the Warrants, the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Warrant. The Warrant contains certain damages provisions pursuant to which we have agreed to pay the holder certain damages if we do not issue the shares in a timely fashion. A holder will not have the right to exercise any portion of the Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election. The exercise price of the Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our shareholders. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Warrants with the same effect as if such successor entity had been named in the Warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Warrant following such fundamental transaction. In addition, we or the successor entity, at the request of Warrant holders, will be obligated to purchase any unexercised portion of the Warrants in accordance with the terms of such Warrants. We have also agreed to file a registration statement to register the resale of the common shares underlying the Warrants within 30 calendar days from the date of the Securities Purchase Agreement. We have also agreed to use commercially reasonable efforts to cause such registration to become effective and to keep such registration statement effective at all times until no investor owns any Warrants or shares issuable upon exercise thereof.

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS
Our corporate affairs are governed by our Articles of Incorporation, Bylaws and the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. Furthermore, the Marshall Islands lacks a bankruptcy statute, and in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Company, the bankruptcy laws of the United States or of another country having jurisdiction over the Company would apply. The following table provides a comparison between certain statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders' rights.
Marshall Islands	Delaware
Shareholder Meetings
Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.
Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.
May be held in or outside of the Marshall Islands.	May be held in or outside of Delaware.
Notice:	Notice:
Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.
Shareholders' Voting Rights

Any action required to be taken by a meeting of shareholders may be taken without a meeting if consent is in writing and is signed by all the shareholders entitled to vote with respect to the subject matter thereof.

Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or the bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the common shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.
The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Removal:	Removal:
If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.

Any or all of the directors may be removed for cause by vote of the shareholders.

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Directors

Number of board members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment to the certificate of incorporation.

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.
If the board of directors is authorized to change the number of directors, it can only do so by a majority of the entire board of directors and so long as no decrease in the number shortens the term of any incumbent director.

Dissenter's Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares is not available for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares are the offered consideration or if such shares are held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

Alters or abolishes any preferential right of any outstanding shares having preference; or
Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares.
Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholders' Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time the action is brought and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder's stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board of directors or the reasons for not making such effort. Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of The Marshall Islands.

Attorneys' fees may be awarded if the action is successful.
A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the common shares have a value of less than $50,000.

  TAX CONSIDERATIONS
You should carefully read the discussion of the material Marshall Islands and U.S. federal income tax considerations associated with our operations and the acquisition, ownership and disposition of our common shares set forth in the section entitled "Taxation" of our Annual Report incorporated by reference herein.
EXPENSES
The expenses of the offering of the securities to which this prospectus relates were paid in connection with the initial offering of the Class A Warrants.
LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States and Marshall Islands law.
EXPERTS
The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 20-F for the year ended December 31, 2019, have been audited by Deloitte Certified Public Accountants S.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Certified Public Accountants S.A. are located at Fragoklissias 3a & Granikou Str., 15125 Maroussi, Athens, Greece.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings
We file annual and special reports within the Commission. The Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Our filings are also available on our website at http:// www.castormaritime.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus. Further, other than as described below, the information contained in or accessible from the Commission's website is not part of this prospectus.

Information Incorporated by Reference
The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We incorporate by reference in this prospectus the documents listed below which have been filed with the Commission:
•
Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on March 31, 2020, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	Report on Form 6-K to the Commission on April 20, 2020;
•	Report on Form 6-K to the Commission on June 2, 2020;
•	Report on Form 6-K furnished to the Commission on June 29, 2020;
•	Report on Form 6-K furnished to the Commission on June 30, 2020;
•	Report on Form 6-K furnished to the Commission on July 9, 2020;
•	Report on Form 6-K furnished to the Commission on July 15, 2020;
•	Report on Form 6-K furnished to the Commission on July 29, 2020; and
•	Report on Form 6-K furnished to the Commission on August 14, 2020.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of the initial filing of the registration statement of which this prospectus forms a part (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filing or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:
Castor Maritime Inc.
Attn: Petros Panagiotidis
223 Christodoulou Chatzipavlou Street
Hawaii Royal Gardens,
3036 Limassol
Cyprus
+ 357 25 357 767
These reports may also be obtained on our website at www.castormaritime.com. None of the information on our website is a part of this prospectus supplement or the accompanying prospectus.
Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Part II
Information Not Required in the Prospectus
Item 8.	Indemnification of Directors and Officers
I. Article VIII of the Bylaws of the Registrant provides as follows:
1.
Any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another, partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Corporation shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification under this section. Any repeal or modification of this Article VIII shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

2.
The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of these Bylaws.

II. Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:
1.
Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

2.
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3.
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

4.
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

5.
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

6.
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.
Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9.	Exhibits
The exhibit index at the end of this registration statement, or the Exhibit Index, identifies the exhibits which are included in this registration statement and are incorporated herein by reference.
Item 10.	Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) If the registrant is relying on Rule 430B:
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the Securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) — (f)     [Reserved].
(g) Not applicable.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(i) — (k)   Not applicable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Limassol, country of Cyprus on August 21, 2020.
CASTOR MARITIME INC.

By:	/s/ Petros Panagiotidis
Name: Petros Panagiotidis
Title: Chairman, Chief Executive Officer and Chief Financial Officer

AUTHORIZED UNITED STATES REPRESENTATIVE
Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the aforementioned Registrant, has signed this registration statement in the City of Newark, State of Delaware, on August 21, 2020.

Signature	Title

/s/ Petros Panagiotidis	Chairman, Chief Executive Officer, Chief Financial Officer and Class C Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
Petros Panagiotidis

/s/ Dionysios Makris	Secretary and Class B Director
Dionysios Makris

/s/ Georgios Daskalakis	Class A Director
Georgios Daskalakis

AUTHORIZED UNITED STATES REPRESENTATIVE
Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the aforementioned Registrant, has signed this registration statement in the City of Newark, State of Delaware, on August 21, 2020.
PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

Exhibit Index
Exhibit Number	Description

4.1	Form of Common Shares Certificate, incorporated by reference to Exhibit 2.1 of the Company's annual report on Form 20-F filed with the Securities and Exchange Commission on January 31, 2019.

4.2	Stockholders Rights Agreement, incorporated by reference to Exhibit 4.2 to the Company's annual report on Form 20-F filed with the Securities and Exchange Commission on January 31, 2019.

4.3
Statement of Designation of the Rights, Preferences and Privileges of the 9.75% Series A Cumulative Redeemable Perpetual Preferred Shares of the Company, filed with the Registrar of Corporations of the Republic of the Marshall Islands on September 22, 2017 incorporated by reference to Exhibit 3.3 to the Company's registration statement on Form F-4 filed with the Securities and Exchange Commission on April 11, 2018.

4.4
Amended and Restated Statement of Designation of the Rights, Preferences and Privileges of the 9.75% Series A Cumulative Redeemable Perpetual Preferred Shares of the Company, filed with the Registrar of Corporations of the Republic of the Marshall Islands on October 10, 2019 incorporated by reference to Exhibit 99.2 of the Company's current report on Form 6-K furnished with the Securities and Exchange Commission on October 11, 2019.

4.5
Statement of Designation of the Rights, Preferences and Privileges of the Rights, Preferences and Privileges of the Series B Preferred Shares of the Company, filed with the Registrar of Corporations of the Republic of the Marshall Islands on September 22, 2017 incorporated by reference to Exhibit 3.4 to the Company's registration statement on Form F-4 filed with the Securities and Exchange Commission on April 11, 2018.

4.6
Statement of Designation of the Rights, Preferences and Privileges of the Rights, Preferences and Privileges of the Series C Participating Preferred Shares of the Company, filed with the Registrar of Corporations of the Republic of the Marshall Islands on November 29, 2017 incorporated by reference to Exhibit 3.5 to the Company's registration statement on Form F-4 filed with the Securities and Exchange Commission on April 11, 2018.

4.7
Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, incorporated by reference to Exhibit 2.2 of the Company's Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 31, 2020.

4.8
Form of Warrant Agency Agreement by and between American Stock Transfer & Trust Company and the Registrant, incorporated by reference to Exhibit 4.7 of the Company's Amendment No. 1 to the registration statement on Form F-1, filed with the Securities and Exchange Commission on June 22, 2020.

4.9
Form Class A Warrant, incorporated by reference to Exhibit 4.8 of the Company's Amendment No. 2 to the registration statement on Form F-1, filed with the Securities and Exchange Commission on June 23, 2020.

4.10
Form of Pre-Funded Warrant, incorporated by reference to Exhibit 4.9 of the Company's Amendment No. 2 to the registration statement on Form F-1, filed with the Securities and Exchange Commission on June 23, 2020.

4.11	Form of Common Share Purchase Warrant, incorporated by reference to Exhibit 4.3 of the Company's Current Report on Form 6-K, filed with the Securities and Exchange Commission on July 15, 2020.

5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands counsel to the Company.

5.2	Opinion of Seward & Kissel LLP, United States and Marshall Islands counsel to the Company.

8.1	Opinion of Seward & Kissel LLP with respect to certain U.S. tax matters.

8.2	Opinion of Seward & Kissel LLP with respect to certain U.S. tax matter.

10.1
Securities Purchase Agreement by and between the Company and the Selling Securityholder dated January 27, 2020 incorporated by reference to Exhibit 10.1 of the Company's current report on Form 6-K furnished with the Securities and Exchange Commission on January 31, 2020.

10.2
Registration Rights Agreement by and between the Company and the Selling Securityholder dated January 27, 2020 incorporated by reference to Exhibit 10.2 of the Company's current report on Form 6-K furnished with the Securities and Exchange Commission on January 31, 2020.

10.3	Form of Convertible Debenture incorporated by reference to Exhibit 10.3 of the Company's current report on Form 6-K furnished with the Securities and Exchange Commission on January 31, 2020.

10.4
Exchange Agreement dated September 22, 2017, between Castor Maritime Inc., Spetses Shipping Co., and the shareholders of Spetses Shipping Co., incorporated by reference to Exhibit 10.1 of the Company's registration statement on Form F-4 filed with the Securities and Exchange Commission on April 11, 2018.

10.5
Waiver and Consent Agreement entered into by the Company and all holders of the issued and outstanding 9.75% Series A Cumulative Redeemable Perpetual Preferred Shares, dated October 10, 2019 incorporated by reference to Exhibit 99.3 of the Company's current report on Form 6-K furnished with the Securities and Exchange Commission on October 11, 2019.

10.6
$5.0 Million Term Loan Facility, dated August 30, 2019, between the Company and Thalassa Investment Co. S.A., incorporated by reference to Exhibit 4.7 of the Company's transition report on Form 20-F filed with the Securities and Exchange Commission on December 16, 2019.

10.7
$7.5 Million Bridge Loan, dated October 17, 2019, between the Company and Thalassa Investment Co. S.A., incorporated by reference to Exhibit 4.8 of the Company's transition report on Form 20-F filed with the Securities and Exchange Commission on December 16, 2019.

10.8
$11.0 Million Secured Term Loan Facility, dated November 22, 2019, by and among Alpha Bank A.E., Pikachu Shipping Co. and Spetses Shipping Co., incorporated by reference to Exhibit 4.9 of the Company's transition report on Form 20-F filed with the Securities and Exchange Commission on December 16, 2019.

10.9
The $4.5 Million Secured Loan Agreement, dated January 23, 2020, by and among Bistro Maritime Co., as borrower, the Company and Pavimar S.A., as guarantors, and Chailease International Financial Services Co., Ltd., as lender, incorporated by reference to Exhibit 10.1 of the Company's current report on Form 6-K furnished with the Securities and Exchange Commission on February 4, 2020.

10.10
Underwriting Agreement between the Company and Maxim Group LLC, as representative of the underwriters listed on Schedule A therein, dated June 23, 2020, incorporated by reference to Exhibit 1.1 of the Company's current report on Form 6-K filed with the Securities and Exchange Commission on June 29, 2020.

10.11
Placement Agency Agreement by and between the Company and Maxim Group LLC, as sole placement agent dated July 12, 2020, incorporated by reference to Exhibit 4.1 of the Company's current report on Form 6-K filed with the Securities and Exchange Commission on July 15, 2020.

10.12
Form of Securities Purchase Agreement by and between the Company and the Selling Securityholders dated July 12, 2020 incorporated by reference to Exhibit 4.2 of the Company's current report on Form 6-K furnished with the Securities and Exchange Commission on July 15, 2020.

23.1	Consent of Independent Registered Public Accounting Firm (Deloitte Certified Public Accountants S.A.).*

23.2	Consent of Seward & Kissel LLP (included in Exhibit 5.1, 5.2, 8.1 and 8.2).

24.1	Power of Attorney (contained on signature page to the registration statement)

*filed herewith

Up to 56,090,500 Common Shares
Issuable Upon Exercise of Outstanding Class A Warrants

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PROSPECTUS

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